EX 10.1

LEASE AGREEMENT

BY AND BETWEEN

WHITEWATER PROPERTIES I, LLC

as Landlord

and

ANTARES PHARMA, INC.

as Tenant

12500 WHITEWATER DRIVE, MINNETONKA, MINNESOTA

TABLE OF CONTENTS

_____________________________________

LEASE AGREEMENT

Article 1 – Basic Lease Provisions and Definitions

1.1	Basic Lease Provisions and Definitions	1
1.2	Landlord Address	1
1.3	Tenant Address	1
1.4	Premises	1
1.5	As-Is Building and Premises	2
1.6	Tenant’s Work	2
1.7	Delivery Date	2
1.8	Tenant Access Prior to Delivery Date	2
1.9	Rent Commencement Date	2
1.10	Lease Term	2
1.11	Option Period(s)	2
1.12	Base Rent	2
1.13	Additional Rent	3
1.14	Tenant Allowance	3
1.15	Permitted Use	3
1.16	Brokers	3
1.17	Security Deposit	3

Article 2 – Premises and Lease Term

2.1	Premises	3
2.2	Lease Term	3
2.3	Option to Extend the Lease Term	3
	(a) Option Right	3
	(b) Exercise of Option	3
2.4	Delivery and Acceptance of Premises	4

Article 3 – Use of the Premises

3.1	Permitted Uses	4
3.2	Prohibited Uses	4
3.3	Intentionally omitted	5
3.4	Intentionally omitted	5
3.5	Quiet Enjoyment	5
3.6	Hazardous Substances	5
3.7	Compliance With Laws	6
3.8	Signs	6

Article 4 – Rent

4.1	Payment of Rent	7

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4.2	Estimate and Payment of Additional Rent	7
4.3	Tenant’s Audit Right	7

Article 5 – Operating Costs; Insurance Premiums and Real Estate Taxes

5.1	Operating Costs	8
5.2	Insurance Premiums	8
5.3	Real Estate Taxes	8
5.4	Additional Tax Liability of Tenant	9
5.5	Real Estate Tax Appeals	9

Article 6 – Utilities and Services

6.1	Utilities	9
6.2	Trash Removal	10
6.3	Utility and Service Interruptions	10
6.4	Security	11

Article 7 – Construction of the Premises

7.1	Construction Activities Generally	11
7.2	Landlord’s Work	11
7.3	Tenant’s Work	11

Article 8 – Maintenance and Repair

8.1	Maintenance, Repair and Replacement by Tenant	11
8.2	Failure to Maintain by Tenant	12
8.3	HVAC Condition, Maintenance, Repair and Replacement	12
	(a) Existing HVAC Condition	12
	(b) HVAC Maintenance, Repair and Replacement by Tenant	13
	(c) Replacement of Existing Office HVAC Units By Landlord During
	First Two Lease Years	13
8.4	Roof Replacement and Roof Access	13
	(a) Roof Replacement By Landlord	13
	(b) Roof Access and Penetration	14
8.5	Maintenance, Repair and Replacement by Landlord	14
8.6	Tenant’s Self-Management Option	15
	(a) Self-Management Option	15
	(b) Exercise of Self-Management Option	16
	(c) Definition of Self-Manage	16
	(d) Landlord’s and Tenant’s Right to Terminate Self-Management	16

Article 9 – Assignment and Subletting

9.1	Assignment by Tenant	16
9.2	Assignment by Landlord	17

Article 10 – Access by Landlord

10.1	Access	18

Article 11 – Alterations by Tenant

11.1	Alterations by Tenant	18

Article 12 – Insurance

12.1	Property Insurance	19
	(a) Landlord’s Coverage	19
	(b) Tenant’s Coverage	19
12.2	Liability Insurance	19
	(a) Tenant’s Coverage	19
	(b) Landlord’s Coverage	19
12.3	Workers’ Compensation and Employers Liability Insurance	19
12.4	Self-Insurance and Insurance Coverages for Landlord	20
12.5	General Insurance Requirements and Certificates	20

Article 13 – Indemnification, Waiver of Liability and Limitation of Liability

13.1	Indemnification	20
13.2	Waiver of Liability and Subrogation	21
13.3	Exception to Waiver of Liability and Subrogation	21
13.4	Limitation of Liability	21

Article 14 – Liens and Encumbrances

14.1	Liens and Encumbrances	22

Article 15 – Default by Tenant

15.1	Tenant’s Default	22
	(a) Failure to Pay Rent or Other Amounts Due	22
	(b) Failure to Perform and Other Breach	22
	(c) Abandonment	22
	(d) Intentionally omitted	22
	(e) Bankruptcy or Appointment of Receiver	22
15.2	Landlord’s Remedies upon Tenant’s Default	23
	(a) Termination of the Lease	23
	(b) Right of Reentry without Termination	23
	(c) Damages without Termination	34
	(d) Damages in the Event of Termination	24
15.3	Intentionally omitted	24
15.4	Late Charges	24
15.5	Interest	24
15.6	Landlord’s Right to Cure	24

Article 16 – Default by Landlord

16.1	Default by Landlord	25

Article 17 – Damage by Fire or Other Casualty

17.1	Repair and Restoration	25
17.2	Irreparable or Uninsured Damage	25
17.3	Time Period for Repair and Restoration	25
17.4	Damage During Last Year of Lease Term	26
17.5	Termination of Lease	26

Article 18 – Eminent Domain

18.1	Eminent Domain	26
18.2	Damages	26

Article 19 – Subordination, Estoppel Certificates and Financial Statements

19.1	Subordination, Non-Disturbance and Attornment	27
19.2	Tenant’s Estoppel Certificate	27
19.3	Mortgagee Protection Clause	27
19.4	Financial Statements	27

Article 20– Surrender of Premises

20.1	Surrender of Possession	28
20.2	Holding Over	28

Article 21 – Miscellaneous

21.1	Successors or Assigns	28
21.2	Authority of Parties	28
21.3	Severability	29
21.4	Waiver	29
21.5	Construction	29
21.6	Exhibits	29
21.7	Captions	29
21.8	Time	29
21.9	Choice of Law	29
21.10	Jury Waiver Clause	29
21.11	Legal Expenses	29
21.12	Recording	29
21.13	Notices	30
21.14	Brokerage Commissions	30
21.15	Submission	30
21.16	Force Majeure	30
21.17	Entire Agreement/Amendment	30
21.18	Survival	30
21.19	Counterparts	31
21.20	OFAC Representation	31

Article 22 – Additional Definitions

22.1	Additional Definitions	31
(a)	ADA	31
(b)	Additional Rent	31
(c)	Default Rate of Interest	31
(d)	Effective Date	31
(e)	Expiration Date	31
(f)	Force Majeure	32
(g)	Governmental Regulations	32
(h)	Hazardous Substances	32
(i)	HVAC	32
(j)	Insurance Premiums	32
(k)	Lease	32
(l)	Lease Year	32
(m)	Operating Costs	32
(n)	Option(s)	33
(o)	Real Estate Taxes	33
(p)	Rent	33
(q)	Tenant’s Work	33
(r)	Worth	33

Exhibits

Exhibit A-1	Legal Description of the Premises
Exhibit A-2	Depiction of the Premises (outlined area)
Exhibit B	Tenant’s Work
Exhibit C	Premises Furniture, Fixtures and Equipment
Exhibit D	Existing Office HVAC Units
Exhibit E	Amortization Calculator Example

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COMMERCIAL LEASE AGREEMENT

THIS COMMERCIAL LEASE AGREEMENT is made and entered into as of July 1, 2019 by and between WHITEWATER PROPERTIES I, LLC, a Minnesota limited liability company (“Landlord”), and ANTARES PHARMA, INC., a Delaware corporation (“Tenant”).  In consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, Landlord leases, rents and demises the Premises to Tenant, and Tenant accepts and leases the Premises from Landlord, upon the following terms and conditions:

Article 1 – Basic Lease Provisions and Definitions

1.1Basic Lease Provisions and Definitions.  This Article is an integral part of this Lease and all of the following terms are incorporated into this Lease in all respects.  In addition to other terms which are defined in Article 22 and elsewhere in this Lease, the following terms when used in this Lease shall have the meanings set forth in this Article.

1.2Landlord Address.  Landlord’s Address is

Whitewater Properties I, LLC

c/o Jerome A. Miller

15563 Calmut Avenue N.E.

Prior Lake, MN 55372

Email: jmillerpriorlake@aol.com

or at such other location as allowed under the notice provision of this Lease.

1.3Tenant Address.  Tenant’s Address is as follows:

Antares Pharma, Inc.

3905 Annapolis Lane N, Suite 105

Minneapolis, MN 55447

Attn: Senior Vice President, Operations

With a copy to:

Antares Pharma, Inc.

100 Princeton South, Suite 300

Ewing, NJ 08628

Attn: General Counsel

or at such other location as identified in writing by such party in accordance with the notice provision of this Lease.

1.4Premises.  The land legally described as set forth in Exhibit A-1, together with all the improvements within the land, including, but not limited to, a two story building (“Building”) of approximately 75,785 square feet, parking areas, driveways and all other improvements on the property, and all easements and rights benefiting or appurtenant to the Premises.  The approximate area of the Premises is depicted in

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Exhibit A-2 (outlined area), is located at 12500 Whitewater Drive, Minnetonka, Minnesota, PID No. 35-117-22-23-0012.

1.5As-Is Building and Premises.  Landlord shall deliver the Premises in its “as-is” existing condition.  Landlord hereby conveys to Tenant all of Landlord’s right, title and interest in and to the items listed in Section 2 of Exhibit C of this Lease.  Landlord shall have the right, but not the obligation, prior to the Delivery Date, to remove the items listed in Section 1 of Exhibit C from the Premises, and Landlord shall repair any damage caused by such removals.  Landlord shall not provide or construct any improvements to the Premises and shall not be responsible for any repairs to the Premises, except as provided in Section 8.

1.6Tenant’s Work.  Tenant, at its cost, but subject to reimbursement from the Tenant Allowance, shall construct and install signage, exterior, mechanical, utility, interior, finish and certain other improvements to the Building that are described as Tenant’s Work in Exhibit B.

1.7Delivery Date.  The date upon which Landlord delivers possession of the Premises to Tenant in the condition required hereunder.  The “Delivery Deadline” hereunder is July 1, 2019.

1.8Tenant Access Prior to Delivery Date.  Prior to the Delivery Date, Landlord may, in Landlord’s sole discretion, provide Tenant with early access to the Premises.  All work being performed by Tenant during the early access period by or on behalf of Tenant must be coordinated between Tenant’s contractor or vendor and Landlord.  Unless approved in writing by Landlord, Tenant shall not be allowed to demo existing improvements, or commence construction of Tenant’s Work until Tenant’s Plans for Tenant’s Work are approved by Landlord, all governmental permits and approvals for Tenant’s Work have been obtained by Tenant, and all other requirements of this Lease are met by Tenant.  Tenant’s early access shall at all times be subject to and governed by all provisions of the Lease, including, but not limited to, Tenant’s indemnification and insurance obligations.  Tenant shall not pay Base Rent or Additional Rent but shall be responsible to pay for all utility services during the early access period.  Except for the work allowed under this Section, Tenant shall perform no other work or activity within the Premises prior to the Delivery Date.

1.9Rent Commencement Date.  January 1, 2020.

1.10Lease Term.  The period beginning on the Delivery Date and ending on the date that is the last day of the calendar month that is twelve (12) years after the Rent Commencement Date.  The Lease Term shall be extended to include any exercised Option Period.

1.11Option Period(s).  Option Period is one (1) successive period of three (3) years.

1.12Base Rent.  The annual rent payment amounts are set forth below.

Lease Year	Amount of Annual Base Rent	Monthly Base Rent
1	$180,372	$15,031
2	$281,160	$23,430
3	$625,224	$52,102
4	$638,112	$53,176
5	$650,232	$54,186
6	$663,120	$55,260
7	$676,764	$56,397
8	$690,396	$57,533
9	$704,040	$58,670

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Lease Year	Amount of Annual Base Rent	Monthly Base Rent
10	$718,440	$59,870
11	$732,840	$61,070
12	$747,240	$62,270
Option Period
13	$762,396	$63,533
14	$777,552	$64,796
15	$792,708	$66,059

1.13Additional Rent.   “Additional Rent” means all payments required to be made by Tenant to Landlord under this Lease other than Base Rent.  Additional Rent includes, but is not limited to, Real Estate Taxes, Insurance Premiums and Operating Costs.

1.14Tenant Allowance.  “Tenant Allowance” means the amount Landlord shall reimburse Tenant for space planning, designing, engineering and constructing Tenant’s Work up to the maximum amount of one million two hundred nine thousand ninety-four and 20/100 dollars ($1,209,094.20), which shall be disbursed to Tenant in accordance with Exhibit B.

1.15Permitted Use.  The Premises may be used for all legally permitted uses, including but not limited to the manufacturing and assembly of pharmaceutical and medical device products

1.16Brokers.  Landlord’s Broker is Jim DePietro of CBRE.  Tenant’s Broker is Neil Kolatkar of CBRE.

1.17Security Deposit.  None.

Article 2 – Premises and Lease Term

2.1Premises.  Landlord hereby leases, rents and demises the Premises to Tenant, and Tenant hereby accepts and leases the Premises from Landlord.  Landlord and Tenant acknowledge that the size of the Premises in Section 1.4 is an approximate measurement that Landlord and Tenant have agreed to for purposes of this Lease.  No calculations in this Lease shall change based upon a re-measure of the Premises.

2.2Lease Term.  This Lease shall be for the term defined as the Lease Term in Article 1.  The Lease Term shall commence on the Delivery Date and shall terminate at 11:59 p.m. of the Expiration Date.  Notwithstanding the fact that the Lease Term commences on the Delivery Date, all terms and conditions of this Lease, and all of the obligations of Landlord and Tenant as set forth in this Lease, are binding and of full force and effect from and after the Effective Date.

2.3Option to Extend the Lease Term.

(a)Option Right.  Tenant is granted the right to extend the Lease Term for the Option Period pursuant to the terms and conditions set forth herein.  Tenant shall have no right to exercise the Option during any period in which an Event of Default is continuing.

(b)Exercise of Option.  To exercise the Option, Tenant shall notify Landlord in writing of its specific exercise of the Option no later than twelve (12) months prior to the Expiration Date.  The option notification shall be given in the manner provided in this Lease for the giving of notices to Landlord.  If Tenant fails to timely provide a proper option notification, Tenant shall have no further

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or additional right or Option to extend or renew the Lease Term.  In the event Tenant properly exercises its Option, all of the terms and conditions of this Lease shall apply during the Option Period, including, but not limited to, Tenant’s obligation to pay Rent, subject to the following:  (1) the Option exercised by the Tenant shall no longer be available and may not be exercised again by Tenant; (2) no rental concession, reduced or free Rent, tenant allowance or other concession previously granted Tenant by Landlord shall be due or payable to Tenant during or with respect to such Option Period; and (3) Base Rent during the Option Period shall be as set forth in Article 1.

2.4Delivery and Acceptance of Premises.  Landlord covenants and agrees to deliver possession of the Premises to Tenant on or before the Delivery Deadline.  Landlord shall deliver and Tenant shall accept the Premises in its existing condition on an “as is” basis without representation or warranty of any kind except (a) Landlord represents that the loading dock doors and dock packages are in working order on the Delivery Date; (b) the representations and warranties with regard to HVAC contained in Section 8.3 hereof and (c) as expressly provided herein.  Notwithstanding the foregoing, Landlord may, but is not obligated to, remove the items listed in Section 1 of Exhibit C from the Premises before the Delivery Date.  If Landlord fails to deliver possession of the Premises in the condition required hereunder by the Delivery Deadline (subject to Force Majeure), then, for each day of delay thereafter, Tenant shall be entitled to a credit of one (1) day of free Rent against Base Rent due after the Rent Commencement Date.  Notwithstanding any other provisions of this Lease to the contrary, Tenant shall have the right to terminate this Lease without further obligation to Landlord in the event Landlord fails to deliver possession of the Premises in the condition required hereunder by August 1, 2019, by giving written notice to Landlord of such termination at any time after such failure and before Landlord delivers the Premises.  If this Lease is terminated as provided above, both parties shall automatically be released from any further liability or obligation whatsoever arising out of or based upon this Lease, except any obligation that specifically survives termination.  Tenant shall not occupy the Premises prior to the Delivery Date unless the Landlord’s written consent is obtained.  Prior to any occupancy by the Tenant of the Premises, Tenant shall provide notice of its occupancy to Landlord.  Tenant shall be subject to all terms and conditions of this Lease during occupancy of the Premises, shall pay all utility costs incurred during occupancy and shall insure the Premises as required under this Lease, provided, however, Tenant shall not be required to pay Operating Costs or Real Estate Taxes (except the one-time payment provided in Section 5.3) for the period from the Delivery Date to Rent Commencement Date.  Within ten (10) days of Landlord’s request, Landlord and Tenant shall execute a ratification agreement that shall confirm the Delivery Date, the Rent Commencement Date and the expiration date of the Term of this Lease, shall acknowledge the Base Rent, delivery of the Premises in the condition required by this Lease, Tenant’s Plans, and the status of the payment of the Tenant Allowance, consistent with the terms and conditions of this Lease.

Article 3 – Use of the Premises

3.1Permitted Uses.  Tenant shall occupy and use the Premises solely for the Permitted Use, subject to both Governmental Regulations and the requirements of this Lease.  Tenant may operate its business 24 hours per day if allowed by Governmental Regulations.  If any governmental or third party approvals are required for the Permitted Use, it shall be Tenant’s responsibility to obtain such approvals.  Tenant shall, at its sole cost and expense, use reasonable efforts to obtain the aforesaid approvals for the Permitted Use.

3.2Prohibited Uses.  Tenant shall not use the Premises for any use other than the Permitted Use.  Tenant shall not use or allow the Premises to be used for any unlawful purpose.  Tenant shall not commit or allow to be committed (provided any acts or omissions of Landlord shall not be deemed to have been “allowed” by Tenant) nuisance or waste at or outside the Premises and shall take all reasonable action to prevent odors, emissions, fumes, liquids or other substances or excessive noise or vibrations from escaping or extending beyond the Premises.  Tenant shall not do anything at or outside the Premises, nor bring or keep anything

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therein, which will cancel, affect or unreasonably increase the existing rate of any insurance (provided the foregoing shall not apply so long as Tenant is using the Premises for the Permitted Use).  Tenant shall not: (a) keep any live animals except service animals or fish in aquariums at the Premises; or (b) use the Premises as living quarters, sleeping quarters or for lodging purposes; (c) paint or decorate the exterior of the Premises; and (d) alter or modify the exterior walls or structural portions of the Building without the prior written approval of Landlord (which approval shall not be unreasonably withheld, conditioned or delayed), including, but not limited to, the roof, roof membrane, concrete slab, foundation and bearing walls.  Tenant shall not, without the express written permission of Landlord, conduct, or permit to be conducted, any auction, fire, bankruptcy, “going out of business” or other distress sale at or outside the Premises, whether said auction be voluntary, involuntary, pursuant to any assignment for the payment of creditors or pursuant to any bankruptcy or other insolvency proceeding.

3.3Intentionally omitted.

3.4Intentionally omitted.

3.5Quiet Enjoyment.  So long as no Event of Default is continuing hereunder, Tenant shall have quiet and peaceful possession and enjoyment of the Premises for the Lease Term, subject to the terms and conditions of this Lease, without interference by any person or entity claiming by, through or under Landlord.

3.6Hazardous Substances.  Tenant shall not store, generate, discharge, treat, dispose of, sell, handle or transport any Hazardous Substances on or about the Premises, except for Hazardous Substances commonly utilized in the operation of the Permitted Use, but then only in such quantities and to the extent allowed under Governmental Regulations.  In all events any Hazardous Substances shall be handled and stored in strict compliance with all Governmental Regulations and environmental requirements, and evidence of such compliance shall be given to Landlord if requested by Landlord.  All Hazardous Substances shall be disposed of in accordance with Governmental Regulations and environmental requirements.  In no event shall any Hazardous Substances be disposed of on the Premises through the sewer system serving the Premises or stored underground.  In addition, Tenant shall comply with, and immediately, upon request, provide Landlord with copies of all permits, inspection reports, monitoring reports, licenses, orders, demands, compliance requests, edicts or other documents filed, served, delivered or transmitted either with, to or from the Minnesota Department of Health, Minnesota Pollution Control Agency or the Environmental Protection Agency (or any successor organization) or other governmental body.  If Tenant becomes aware that any Hazardous Substances have been released or are located at or beneath the Premises, Tenant shall immediately give written notice to Landlord of such condition.  At the end of the Lease Term or earlier termination of Tenant's possession of the Premises, Tenant shall remove, at its cost, and in full compliance with all applicable Governmental Regulations and environmental requirements, all Hazardous Substances from the Premises caused or permitted by Tenant.  Tenant agrees to indemnify and hold the Landlord harmless from all claims, lawsuits, costs, expenses, damages or liabilities (including reasonable attorneys’ fees and costs) arising from Tenant’s breach of any of the obligations or representations contained in this Section, including costs of remediation, cleanup and detoxification of the Premises.  Tenant further agrees to indemnify and hold Landlord harmless from all claims, lawsuits, costs, expenses, damages or liabilities (including reasonable attorneys’ fees and costs) as a result of any release of Hazardous Substances caused by Tenant at the Premises, provided that this indemnity obligation is limited to costs, damages and liability for clean-up or remediation of Hazardous Substances, and does not include damages or liability to persons or to Landlord’s business or for incidental or consequential damages such as lost profits or closure of the business resulting from the existence of Hazardous Substances.  For purposes of clarity, in no event shall Tenant’s indemnity in this Section 3.6 apply to Hazardous Substances that were introduced to the Premises

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by anyone other than Tenant, Tenant’s employees, contractors, licensees, agents, vendors, customers and invitees. The provisions of this Section shall survive the expiration or termination of this Lease.

To Landlord’s knowledge without investigation, the Premises is free of Hazardous Substances on the Delivery Date, but excluding any Hazardous Substances brought onto the Premises prior to the Delivery Date to Tenant by Tenant or its employees, contractors, licensees, agents, vendors, customers and invitees.  Landlord represents and warrants to Tenant that, to Landlord’s knowledge without investigation, any handling, transportation, storage, treatment or usage of Hazardous Substances that has occurred on the Premises or otherwise within the Building prior to the Delivery Date has been in compliance with all Governmental Regulations.  Landlord agrees to indemnify, defend and hold Tenant harmless from all claims, lawsuits, costs, expenses, damages or liabilities (including reasonable attorneys’ fees and costs) arising from Landlord’s breach of any of the obligations or representations contained in this Section, provided that this indemnity obligation for existing Hazardous Substances is limited to costs, damages and liability for clean-up or remediation of Hazardous Substances, and does not include damages or liability to persons or to Tenant’s business or for incidental or consequential damages such as lost profits or closure of the business resulting from the existence of Hazardous Substances, but the indemnity shall expressly cover Tenant's costs of relocation from the Premises if Tenant relocates because of Hazardous Substances at the Premises.  The provisions of this Section shall survive the expiration or termination of this Lease.

Tenant, at its cost, further agrees to comply with each present and future Governmental Regulations and environmental requirements regulating the collection, sorting, separation, recycling of waste products, garbage, refuse, infectious waste and trash (collectively, the “Waste”) in or about the Premises.  Tenant shall sort and separate the Waste into such containers and categories as required by Governmental Regulations.  Such separate receptacles shall be removed from the Premises in accordance with collection schedules prescribed by Governmental Regulations or otherwise reasonably prescribed by Tenant.

3.7Compliance with Laws.  Landlord represents that, to the best of Landlord’s knowledge without investigation, the Building and Premises as constructed by Landlord are in compliance with all Governmental Regulations as of the Delivery Date.  Tenant shall, at its cost, promptly comply with all Governmental Regulations, including Governmental Regulations enacted from and after the Delivery Date, that are applicable to or triggered by: (1) Tenant’s Work; (2) the use of the Premises for the Permitted Use; or (3) any construction or alterations to the Premises made by Tenant, even if such compliance would otherwise be Landlord’s responsibility under Section 8.  Notwithstanding the foregoing, if compliance with Governmental Regulations enacted from and after the Delivery Date is not applicable to or triggered by (1)–(3), and the compliance obligation relates to any item which is the Landlord’s responsibility under the terms and conditions of Section 8, then Landlord shall be responsible for such compliance and the cost shall be paid in accordance with Section 8.

3.8Signs.  Tenant may, at its cost, install and maintain exterior building signs and other signs, including but not limited to (i) signage at the entry to the Building, (ii) monument or pylon signage, (iii) flags and flagpoles, and/or (iv) other signage at the entrance to the Premises parking areas or otherwise on the Premises at all times during the Lease Term.  Tenant’s signs are subject to the following terms and conditions:  (a) prior to the installation, modification or replacement of any signs, Tenant shall obtain the written approval of Landlord to specific signage, which approval shall not be unreasonably withheld, delayed or conditioned; (b) Tenant shall be responsible for all costs to construct and install Tenant’s signs; (c) Tenant shall obtain all requisite licenses, permits and governmental approvals for Tenant’s signs, and Tenant acknowledges that Landlord does not represent that any such licenses, permits and governmental approvals shall be forthcoming; (d) intentionally omitted; (e) Tenant’s signs shall at all times comply with all Governmental Regulations, and Landlord’s approval of Tenant’s signs is not a representation of compliance; (f) Tenant assumes all risk of loss with respect to Tenant’s signs and associated wiring; (g)

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upon the expiration or earlier termination of the Lease, Tenant shall, at its sole cost, remove Tenant’s signs and repair and restore the Building to the condition substantially similar to that existed prior to the installation of Tenant’s signs (including attempting to eliminate variations in coloration resulting from varying levels of exposure to the elements).  Landlord shall cooperate with Tenant to maximize sign opportunities, provided that such cooperation does not require additional costs.  Additionally, so long as the same complies with Governmental Regulations, Tenant shall have the right to erect temporary signage or other promotional items that advertise Tenant’s grand opening and other significant promotional events, subject to approval by Landlord as set forth above, and Tenant may, without Landlord’s consent, install any and all signs, displays and other advertising matter within the Premises and up to and on the windows as Tenant elects, in its sole discretion.

Article 4 - Rent

4.1Payment of Rent.  Commencing on the Rent Commencement Date, Tenant shall pay to Landlord, without notice or demand and without any offset or deduction (except as set forth herein) and as an independent covenant, Base Rent and Additional Rent in monthly installments, in advance, on or before the first day of each calendar month of the Lease Term.  Base Rent and Additional Rent shall be payable to Landlord at Landlord’s address set forth in Article 1.  If the Lease Term commences on a day other than the first day of a calendar month, the Base Rent and Additional Rent for such month shall be a prorated portion of the monthly amount due, based upon a thirty (30) day month, and shall be due and payable upon the Rent Commencement Date.  If the Lease Term expires on a day other than the last day of a calendar month, the Base Rent and Additional Rent due for such month shall be a prorated portion of the monthly amount due, based upon a thirty (30) day month.  Changes in the amount of Base Rent set forth in Article 1 are effective on the anniversary date of a Lease Year, which date is the first day of a calendar month.

4.2Estimate and Payment of Additional Rent.  Prior to the Rent Commencement Date and at the beginning of each calendar year, or as soon as reasonably practical, Landlord shall submit to Tenant a written statement containing Landlord’s estimate of Additional Rent based upon a calendar year.  Tenant shall pay to Landlord on the first day of each calendar month one twelfth (1/12) of the estimate of Additional Rent in accordance with Section 4.1.  Landlord reserves the right, but not the obligation, to revise Landlord’s estimate of Additional Rent at any time during the calendar year.  If a revised estimate is submitted to Tenant, then the next successive payment(s) of Additional Rent shall be adjusted to account for any underpayment or overpayment resulting from the prior estimate.  Within 120 days after the end of each calendar year, Landlord shall submit a statement certified by Landlord as true and correct indicating:  (a) the actual amount of Additional Rent owed by Tenant for such calendar year; and (b) the sum of Tenant’s payments of Additional Rent for such calendar year.  If the certified statement indicates that the sum of Tenant’s payments exceeds the actual amount of Additional Rent owed, then Tenant shall deduct the overpayment from its next payment(s) of Additional Rent or Landlord shall refund any overpayment to Tenant if this Lease has expired without Tenant being reimbursed in full for its overpayment within fifteen (15) days following request from Tenant.  If the certified statement indicates that the actual amount of Additional Rent owed is greater than the sum of Tenant’s payments of Additional Rent, then Tenant shall pay the difference within thirty (30) days after receipt of the statement.

4.3 Tenant’s Audit Right.  Tenant shall have the right, at Tenant’s cost, to audit, inspect and copy the books and records of Landlord with respect to any item of Additional Rent or cost that is passed through to Tenant as follows.  Upon receipt by Tenant of the certified statement, Tenant shall have ninety (90) days to notify Landlord in writing of Tenant’s desire to audit, inspect and copy the books and records of Landlord.  Upon such written notification by Tenant, Landlord shall provide Tenant with reasonable access to its books and records at Landlord’s office during normal business hours.  If Tenant does not provide such written notification to Landlord within this ninety (90) day time period, Tenant shall no longer have any right to

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audit, inspect and copy the books and records of Landlord with respect to any item of Additional Rent or cost that is passed through to Tenant and shall be deemed to approve the accuracy of the certified statement.  Tenant shall not disclose to any person any information obtained in an audit of Landlord’s books and records, except to Tenant’s accountants, attorneys, lenders, employees and partners.  If the results of the audit show an over charge to Tenant, Landlord shall credit or refund to Tenant any over charge within thirty (30) days after completion of the audit. If the results of the audit show an undercharge to Tenant, then Tenant shall pay the difference within thirty (30) days after Tenant knows of such undercharge.  Any audit by Tenant shall not be conducted by any party that is being paid on any type of contingency basis.  Any audit, inspection or copying of Landlord’s books by Tenant for a calendar year shall be completed and the results of the audit provided to Landlord within one (1) year after the end of the calendar year.  Any rights Tenant may have to a credit or refund for an over charge for a calendar year shall expire one (1) year after the end of the calendar year unless the audit is completed and the results provided to Landlord within this one (1) year time period.  If the audit discloses an overpayment in excess of 5% of the amount properly chargeable to Tenant, then Landlord shall reimburse Tenant for the cost of the audit.  The audit described herein shall be conducted by an auditor selected by Tenant.

Article 5 – Operating Costs; Insurance Premiums and Real Estate Taxes

5.1Operating Costs.  Tenant shall pay the Operating Costs incurred during or attributable to the Lease Term as Additional Rent beginning on the Rent Commencement Date.

5.2Insurance Premiums.  Tenant shall pay the Insurance Premiums incurred during or attributable to the Lease Term as Additional Rent beginning on the Delivery Date.

5.3Real Estate Taxes.  Tenant shall pay the Real Estate Taxes incurred during or attributable to the Lease Term as Additional Rent as follows:

(a)Tenant shall make a one-time payment of twenty-five thousand and no/100 dollars ($25,000.00) to Landlord on or before October 1, 2019 to reimburse Landlord for a portion of the Real Estate Taxes due and payable for the Premises in 2019.  Landlord shall be responsible for all other Real Estate Taxes due and payable for the Premises in 2019.

(b)In calendar year 2020, Tenant shall pay Landlord the fixed amount of one hundred eighty thousand seven hundred eleven and 54/100 dollars ($180,711.54) in two equal payments of $90,355.77 as Additional Rent on April 15 and September 15 to reimburse Landlord for the Real Estate Taxes due and payable for the Premises in the calendar year 2020 (“Fixed Tax Payment”). Landlord and Tenant agree if the actual amount of Real Estate Taxes due and payable for the Premises in 2020 is: (i) less than the Fixed Tax Payment, then the excess amount of the Fixed Tax Payment paid by Tenant is Landlord’s property, or (ii) more than the Fixed Tax Payment, then Landlord shall pay the additional amount of Real Estate Taxes due and payable in 2020, at Landlord’s cost.

(c)Beginning in calendar year 2021 and every year of the Lease Term thereafter, Landlord shall forward a copy of the Real Estate Tax bills for the Premises for the current year to Tenant promptly after receipt by Landlord, and Tenant shall pay the Real Estate Taxes due and payable for the Premises for the current year to Landlord as Additional Rent in two equal payments on April 15 and September 15 of each year during the Lease Term.

If Tenant fails to pay the Real Estate Taxes to Landlord when due hereunder, Tenant shall be responsible for the payment of all late charges, interest and other penalties resulting from such delinquency.  If Tenant pays the Real Estate Taxes to Landlord when due hereunder and Landlord fails to pay the Real

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Estate Taxes to the taxing authority when due, Landlord shall be responsible for the payment of all late charges, interest and other penalties resulting from such delinquency.  Real Estate Taxes for the Premises shall be allocated on a per diem basis with adjustment made between the parties as needed at the beginning and end of the Lease Term.  Landlord shall be responsible for the per diem portion of any Real Estate Taxes due and payable relating to the period prior to the Rent Commencement Date, except as provided above in Section 5.3(a) and 5.3(b).  Tenant shall be responsible for the per diem portion of any Real Estate Taxes due and payable relating to the period on and after the Rent Commencement Date, except as provided above in Section 5.3(a) and 5.3(b).  Both parties shall promptly reimburse the other party for any Real Estate Taxes paid by one party but the responsibility of the other party hereunder.  To the extent Landlord or Tenant pays Real Estate Taxes due and payable relating to the time period prior to or following the end of the Lease Term that are not the obligation of the party, Landlord or Tenant, as the case may be, shall promptly reimburse the other so that the payment of Real Estate Taxes due and payable is consistent with the obligations hereunder.  Landlord represents and warrants that the Premises constitutes a separate tax parcel.  Landlord shall pay in full all special assessments, levied or pending as of the Effective Date, against the Premises.  Landlord will pay said special assessments when they are due and payable.  To Landlord’s knowledge,  as of the Effective Date, Landlord has not received any notice of special assessments that will be levied or pending on or before the Rent Commencement Date.

5.4Additional Tax Liability of Tenant.  Tenant agrees to pay all sales or use taxes, transaction privilege taxes, rental occupancy taxes, gross receipts taxes, transit taxes, excise taxes or other taxes charged by any applicable governmental or quasi-governmental authority against Landlord with respect to Rent or any other charges or payments received by Landlord or accruing under this Lease; provided in no event shall Tenant be required to pay any of Landlord’s income taxes.  Tenant shall also pay, before delinquency, all taxes levied, assessed or payable upon all or any part of Tenant’s leasehold improvements, equipment, furniture, fixtures and other personal property located at the Premises, whether taxed separately or part of the Premises.  Tenant shall pay these taxes as Additional Rent.  Tenant shall, upon notice from Landlord, either pay these taxes directly to the taxing authority, or to Landlord on a monthly basis together with Rent, or on some other basis determined by Landlord.  The obligation of Tenant to pay these taxes shall be in addition to the obligation of Tenant to pay Base Rent and Real Estate Taxes.  Tenant shall not, however, be liable to pay any income tax of Landlord or any estate, succession, inheritance or transfer taxes of Landlord.

5.5 Real Estate Tax Appeals.  Landlord may, in its sole discretion and at its sole expense (unless consented to by Tenant in writing), retain professional consultants and/or counsel to analyze the Real Estate Taxes and to prosecute any protests, refunds and appeals for any period during the Lease Term.  If Tenant consented to such actions and costs, Tenant shall pay the costs and expenses of such actions as Operating Costs.  Any refund obtained shall first be applied to pay the costs and expenses of the action and then to proportionately reimburse all parties who contributed to the payment of the Real Estate Taxes being refunded, provided that nothing in this Section shall require Landlord to refund any of the Fixed Tax Payment.  Tenant shall have the right to institute tax reduction or other proceedings to challenge Real Estate Taxes or reduce the assessed value of the Premises after receipt of written consent from Landlord (email is sufficient), which shall not be unreasonably withheld, conditioned or delayed, and Landlord shall cooperate with any such contest, appeal or proceeding.

Article 6 – Utilities and Services

6.1Utilities.  Landlord represents and warrants that water, gas, electricity, telephone and sanitary sewer are or will be available to the Building as of the Delivery Date.  Tenant shall be responsible for the payment of all utility access, hook-up and connection charges for the Building, including, but not limited to, sewer access charges (SAC) and water access charges (WAC).  Commencing with the Delivery Date, Tenant shall pay when due, directly to the appropriate supplier, all utilities and services supplied to the Building and

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Premises, together with all taxes levied or other charges on all utilities and governmental charges based on utility consumption.  Upon request by Landlord, Tenant shall provide Landlord with evidence of payment of the charges for all requested utilities and services supplied to the Building and Premises.  If Tenant fails to pay the utilities and services supplied to the Building and Premises when due, Landlord may, at its option, pay the delinquent and/or future utilities and services supplied to the Building and Premises directly to the appropriate supplier on behalf of Tenant upon thirty (30) day written notice to Tenant with the opportunity by Tenant to cure such failure during the thirty (30) day period.  Upon receipt of an invoice from Landlord, Tenant shall promptly reimburse Landlord for all utilities and services, late charges, interest and penalties paid, together with an additional administrative charge of five percent (5%) calculated on the amount paid by Landlord, plus interest accruing at the Default Rate of Interest from the date of submission of the invoice to Tenant.

Tenant shall not at any time unreasonably overburden or exceed the capacity of the mains, feeders, ducts, conduits or other facilities by which such utilities are supplied to, distributed in or serve the Premises.  If Tenant desires to install any equipment which requires additional utility facilities or utility facilities of a greater capacity than the existing facilities, such installation shall be subject to Landlord’s prior written approval.  If approved by Landlord, Tenant shall be responsible, at its cost, for the installation of all such utility facilities and the utility services provided thereunder.

Commencing on the Delivery Date, Tenant shall, at its cost, maintain, repair and replace all utility lines to the point of exclusively serving the Premises, wherever located, and shall keep such utility lines free of grease and other debris.

6.2Trash Removal.  Commencing with the Delivery Date, Tenant shall, at its cost, be responsible to provide a regular service for trash removal from the Premises.  Tenant shall contract directly with a waste management company for the removal of Tenant’s trash and shall furnish its own dumpsters/containers at the Premises.  Tenant shall, at its cost, be responsible for any recycling.  Tenant shall, at its cost, also be responsible for regular pest and vermin control at the Premises.

6.3Utility and Service Interruptions.  Landlord shall not be liable to Tenant for damages if any utilities or services are interrupted or terminated because of repairs, installations, improvements or any other cause.  No interruption or termination of utility services shall relieve Tenant of its obligation to pay Rent or the performance of any other obligation under this Lease.  However, if the Premises, or a material portion of the Premises, are made untenantable for a period in excess of two (2) consecutive business days after Tenant gives Landlord written notice of the interruption, and the interruption or termination is caused by Landlord’s negligence or intentional misconduct, is reasonably within the control of Landlord to correct, and is Landlord’s obligation to correct under this Lease, then Tenant, in addition to all other remedies available to Tenant at law or in equity or under this Lease, shall be entitled to receive a proportionate abatement of Rent (based on how much of the Building is rendered untenantable) payable hereunder during the period beginning on the third (3rd) consecutive business day after Tenant gives Landlord written notice of the interruption and ending on the day the service has been restored.  Further, if the Premises, or a material portion of the Premises, are made untenantable for a period in excess of thirty (30) consecutive calendar days as a result of such interruption, and the interruption is caused by Landlord’s negligence or intentional misconduct, is reasonably within the control of Landlord to correct, and is Landlord’s obligation to correct under this Lease, then Tenant, in addition to all other remedies available to Tenant at law or in equity or under this Lease, shall be entitled to terminate this Lease by written notice to Landlord, and upon such termination, all Rent shall be adjusted as of the date of such termination and each party shall be released thereby without further obligation under this Lease to the other party coincident with the surrender of possession of the Premises to Landlord, except for obligations that expressly survive as specified in this Lease.

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6.4Security.  Landlord shall have no obligation to provide any security whatsoever for the Premises, Building and/or Tenant’s business therein. Tenant does hereby acknowledge and agree that it shall provide and be solely responsible for its own security, at Tenant’s sole cost, as may be required for the operation of Tenant’s business within the Premises and subject to the terms and conditions of Section 13.2 below, Landlord shall have no liability to any Tenant and its employees, agents or invitees for losses due to theft or burglary, or for damages done by unauthorized persons in the Premises or the Building, or for any injury, trauma or other harm to any person, and neither shall Landlord be required to insure against any such losses.  Tenant shall be responsible for all repairs and replacements of damage and/or destruction of the Premises necessitated by burglary or attempted burglary, or any other illegal or forcible entry into the Premises.

Article 7 – Construction of the Premises

7.1Construction Activities Generally.  The construction activities performed by Tenant for the Premises shall be performed in accordance with this Lease and in compliance with all Governmental Regulations. Tenant agrees to defend, indemnify and hold the Landlord harmless from all claims, lawsuits, costs, expenses, damages or liabilities (including reasonable attorneys’ fees and costs) arising or resulting from the performance of its construction activities at the Premises.  The provisions of this Section shall survive the expiration or earlier termination of this Lease.

7.2Landlord’s Work.  Intentionally deleted.

7.3Tenant’s Work.  Tenant, at its cost and expense, shall proceed with reasonable diligence to perform Tenant’s Work in accordance with Exhibit B and the obligations set forth in this Lease so as to allow Tenant to operate its business for the Permitted Use.

Article 8 – Maintenance AND REPAIR

8.1Maintenance, Repair and Replacement by Tenant.  Except for Landlord’s obligations in Section 8.3, 8.4 and 8.5 below, Tenant, at its sole cost, shall maintain the Premises in good order, condition and repair; promptly make all necessary maintenance, repairs and replacements to the Premises; and provide all janitorial services to keep the Premises in a clean, sanitary and safe condition; all in good condition and in accordance with the standards of maintenance followed in other comparable office/warehouses of similar size in the metropolitan area where the Premises is located.  Without limiting the foregoing, Tenant shall, at its cost, perform the following:

a)

maintain and repair the roof of the Building in accordance with the standards of maintenance followed in other comparable office/warehouses of similar size in the metropolitan area where the Premises is located and in compliance with all Governmental Regulations, subject to Landlord’s replacement obligations in Section 8.4(a) below; Tenant shall be entitled to the benefit of any warranty applicable to the roof in connection with Tenant’s obligations under this Section;

b)

maintain, repair and replace interior walls, partitions, ceilings, fixtures, equipment, lighting, finish work and all non‑structural portions of the Premises, including the painting or refinishing of the interior of the Premises at reasonable intervals;

c)

maintain, repair and replace interior doors, windows, entrances, floors, floor coverings, sills, trims, door closures, locks, keys, and moldings of the Premises, including the immediate replacement of all cracked and broken glass;

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d)	maintain, repair and replace fire suppression system, sprinklers (including sprinkler heads), fire protection systems and other life safety equipment and monitoring systems;

e)	maintain, repair and replace all mechanical systems, including water heaters and elevators (except that HVAC shall be governed by the terms of Section 8.3 below);

f)	maintain, repair and replace Tenant’s interior and exterior signage and the monument sign;

g)

maintain, repair and replace that portion of the utility lines beginning at the transformer and throughout the Building, and including, the meter, and related parts and fixtures that service the Building, including, but not limited to, conduit, pipes, plumbing, drains, grease traps, water heaters, circuit breakers, electrical panel boxes and meters;

h)	maintain, repair and replace all lighting for Tenant’s signage, including related interior and exterior light bulbs and tubes;

i)	maintain, repair and replace interior plumbing, restrooms and restroom fixtures for the Premises;

j)	maintain, repair and replace Tenant’s Work;

k)	maintain, repair and replace loading dock, dock door and other improvements related to the loading dock;

l)	maintain, repair and replace any generator and any related improvements, switches and utility lines for such generator; and

m)	regular pest and vermin control at the Premises and pick-up of any refuse or garbage on a regular basis.

8.2  Failure to Maintain by Tenant.  If Tenant fails to maintain the Premises as required by this Lease and such failure continues for a period of thirty (30) days after Tenant’s receipt of notice from Landlord of the same, Landlord may, at its option, enter the Premises and perform such maintenance on behalf of Tenant upon reasonable notice.  Upon receipt of an invoice from Landlord, Tenant shall promptly pay the entire reasonable cost thereof, together with an additional administrative charge of five percent (5%) calculated on the amount paid by Landlord, plus interest accruing at the Default Rate of Interest from the date of submission of the invoice to Tenant, as Additional Rent.

8.3  HVAC Condition, Maintenance, Repair and Replacement.

a)

Existing HVAC Condition.  As of the Effective Date, Landlord certifies that, to Landlord’s knowledge, each HVAC unit serving the Premises has been serviced and maintained in a commercially reasonable manner.  Prior to the Delivery Date, Landlord shall, at Landlord’s cost, hire a third-party HVAC contractor to inspect the existing HVAC units and shall provide Tenant with documentation from such contractor indicating that the HVAC units are in good working order and condition, subject to ordinary wear and tear.  Landlord represents and warrants that as of the date of the foregoing certification (the “Certification Date”), the HVAC units will be in good working order and condition, subject to ordinary wear and tear.  Landlord shall be responsible, at its expense, without reimbursement from Tenant, for any repairs or replacements to such HVAC units in order to deliver such units in the condition required under this Section 8.3(a) prior to the

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Certification Date. As of the Effective Date, Landlord shall assign any warranties for the HVAC units to Tenant.

b)

HVAC Maintenance, Repair and Replacement by Tenant.  Tenant shall, at Tenant’s cost, maintain, repair and replace all existing and future HVAC units for the Premises, subject only to Landlord’s replacement obligations in  Section 8.3(c) below.  Tenant may, at its option, either perform preventive maintenance/service for the HVAC units serving the Premises with appropriately trained and licensed personnel or enter into a preventive maintenance/service contract with a third-party HVAC contractor to provide regularly scheduled maintenance and service of the HVAC units serving the Premises.

c)

Replacement of Existing Office HVAC Units By Landlord During First Two Lease Years.  In the event that, at any time on or before the last day of the second (2nd) Lease Year any of the eleven (11) existing HVAC units serving the office portion of the Building, which are identified and depicted on Exhibit D (“Existing Office HVAC Units”), need to be replaced (which need shall be determined in the manner set forth below), Landlord will consult with Tenant regarding the need for replacement of an Existing Office HVAC Unit and Landlord shall obtain Tenant’s prior written approval as to the specifications for the replacement, but such replacement specifications must be comparable to the Existing Office HVAC Units, and Tenant’s approval shall not be unreasonably withheld, conditioned or delayed.  Once Landlord has obtained Tenant’s approval, Landlord shall promptly replace the unit.  The cost of each such replacement unit together with interest at the rate of eight percent (8%) per annum shall be amortized over a period of five (5) years.  Tenant shall reimburse Landlord for such costs as part of Operating Costs in fixed monthly payments during the remaining Lease Term.  Once an Existing Office HVAC Unit is replaced, future replacement of the HVAC unit is the Tenant’s responsibility in accordance with Section 8.3(b).  Notwithstanding anything to the contrary in this Lease, if Landlord replaces the Existing Office HVAC Unit(s) after the Certification Date but before the Rent Commencement Date, Landlord may still charge Tenant for the full replacement costs plus interest amortized over five (5) years in accordance with this Section as part of Operating Costs beginning on the Rent Commencement Date.

For purposes of this Section 8.3, the Existing Office HVAC Units need to be replaced if an HVAC contractor selected by Tenant (and reasonably acceptable to Landlord) determines that either (i) the cost of repair and maintenance (excluding the cost of the preventive maintenance/service contract and any maintenance included therein) for any single component of the Existing Office HVAC Unit will exceed twenty-five percent (25%) of the cost of replacing the unit or (ii) the total annual cost of repair and maintenance (excluding the cost of the preventive maintenance/service contract and any maintenance included therein) for the Existing Office HVAC Unit will exceed fifty percent (50%) of the cost of replacing the unit.

8.4  Roof Replacement and Roof Access.

a)

Roof Replacement By Landlord.  In the event that, at any time during the Lease Term, the roof needs to be replaced (which need shall be determined in the manner set forth below), Landlord will consult with Tenant regarding the need for replacement of the roof and Landlord shall obtain Tenant’s prior written approval as to the specifications for the replacement, but such replacement specifications must be comparable to the existing roof, and Tenant’s approval shall not be unreasonably withheld, conditioned or delayed.  Once Landlord has obtained Tenant’s approval, Landlord shall promptly replace the roof.  The cost of the roof shall be amortized over a period of twenty-five (25) years with interest of five percent (5%) per annum.  Tenant shall reimburse Landlord for the roof replacement as Operating Costs in fixed monthly payments during the

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remaining Lease Term (including exercised Option Period(s)), which payment Landlord shall calculate using the  amortization calculator attached as Exhibit E, with the actual cost of roof replacement inserted.  The replacement cost shown on Exhibit E is not binding on Landlord or Tenant.  Notwithstanding anything to the contrary contained in this Lease, any amortization of roof replacement costs shall be paid only during the remaining Lease Term (including exercised Option Period(s)) and shall not extend beyond the Lease Term (including exercised Option Period(s)).  For example, if the roof is replaced in the one hundredth (100th) month of the Lease Term, then Tenant will pay the fixed monthly payment as part of Operating Costs for the forty-four (44) remaining months of the Lease Term (plus exercised Option Period(s)).

For purposes of this Section 8.4, the roof needs to be replaced if Tenant’s total annual cost of repair and maintenance for the roof exceeds twenty-five percent (25%) of the cost of replacing the roof.

b)

Roof Access and Penetration.  Neither Tenant nor its contractors or agents shall without the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed penetrate or modify the roof or roof membrane (email notice is acceptable).  Any actions by Tenant or its contractors or agents related to the roof shall be performed so that the rights of Landlord under any roofing bond or roofing guaranty then in force shall not be affected or voided.  Tenant shall be solely responsible for all damages to Landlord resulting from any actions by Tenant or its contractors or agents related to the roof.

8.5Maintenance, Repair and Replacement by Landlord.  Landlord shall maintain, repair and replace, at Landlord’s cost, without inclusion in Operating Expenses, the structural portions, footings and foundations of the Building, except any of the foregoing that are included in Tenant’s Work, if any.  Unless included in Tenant’s Work, Landlord shall also be responsible for the following, which Tenant shall pay as Operating Costs:

a)	maintain, repair and replace the exterior doors, windows, entrances, walls of the Building;

b)	maintain, repair and replace trash dumpsters, enclosure, doors, locks and pad;

c)	maintain, repair and replace traffic and directional markers and signs;

d)	maintain, repair and replace picnic tables, patios, decks, railings and other improvements and amenities for outdoor use;

e)	maintain, repair and replace bike racks, storage areas, shelters and other commuter improvements;

f)	maintain, repair and replace exterior lighting (including building and parking lot fixtures and poles, and including bulb replacement);

g)

maintain, repair and replace all parking areas, drive lane areas, curbing, and islands within the Premises, including pot hole repair, pavement patching, seal coating, restriping, repaving, cleaning, snow and ice removal; the cost of a total replacement of the parking and drive lane areas shall be amortized over a period of fifteen (15) years together with interest of five percent (5%) per annum during the remaining Lease Term in the same manner as demonstrated by the example in Section 8.4(a) above; and Tenant shall reimburse Landlord for such costs as part of Operating Costs in fixed monthly payments during the remaining Lease Term (including exercised Option Period(s));

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h)	maintain, repair and replace sidewalks, walkways, trails and corridors, including cleaning, snow and ice removal;

i)	maintain and replace flowers, plants, trees and other landscaping (including mowing, watering, pruning and trimming);

j)	maintain, repair and replace landscaping improvements (including rock walls, fencing, and outdoor designs) and landscaping irrigation systems (including repair, maintenance and replacement of heads);

k)	maintain, repair and replace exterior drainage facilities and related improvements utilized for the drainage and storage of storm water;

l)	maintain, repair and replace retaining walls and water features, if any; and

m)

maintain, repair and replace that portion of the utility lines on the Premises up to the transformer, but excluding (aa) the transformer; (bb) any generator and any related improvements, switches and utility lines for said generator; (cc) the Building meter; (dd) maintenance, repairs and replacement that is the responsibility of the utility company; and (ee) maintenance, repair or replacement that is a result of Tenant’s actions and not subject to the terms and conditions of Section 13.2 hereof.

At Tenant’s request, Landlord will consult with Tenant regarding the need for replacements of the foregoing items nearing the end of their useful life, such consult to include estimated costs of any such replacements, and Landlord will perform the requested replacement if Tenant demonstrates to Landlord’s reasonable satisfaction that either (A) the cost of repair and maintenance for any single component will exceed twenty-five percent (25%) of the cost of replacing such item or (B) the total annual cost of repair and maintenance for such item will exceed fifty percent (50%) of the cost of replacing such item.

Landlord shall perform the maintenance, repair and replacements in good order and in accordance with the standards of maintenance followed in other comparable office/warehouses of similar size in the metropolitan area where the Premises is located and in compliance with all Governmental Regulations.  Landlord shall not be required to commence any such maintenance, repair or replacement until after notice (email notice is sufficient) from Tenant that the same is necessary, which notice, except in case of an emergency, shall allow Landlord a reasonable time in which to commence and complete such maintenance or repair.  Landlord shall use commercially reasonable efforts to perform such maintenance or repair with minimum inconvenience, annoyance, disturbance and loss of business to Tenant as may be reasonably possible under the circumstances consistent with accepted construction practices, but in no event shall Landlord be required to incur any additional expenses for work to be done during hours or days other than regular business hours and days. Landlord’s obligations under this Section shall be subject to Tenant’s maintenance, repair and replacement obligations under this Lease and further subject to the casualty provisions of this Lease.

8.6	Tenant’s Self-Management Option.

(a)Self-Management Option.  Tenant is granted the one-time option to Self-Manage (defined below) the Premises pursuant to the terms and conditions set forth herein (“Self-Management Option”).  If the Self-Management Option is properly exercised, Tenant shall Self-Manage the Premises from the Self-Management Effective Date to the earlier of (i) the Self-Management Termination Date; and (ii) the expiration or termination of this Lease.  Tenant shall have no right

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to exercise the Self-Management Option during any period in which an Event of Default is continuing.

(b)Exercise of Self-Management Option.  To exercise the Self-Management Option, Tenant shall notify Landlord in writing of its exercise of the Self-Management Option no later than thirty-six (36) months prior to the Expiration Date.  The option to Self-Manage shall be effective the first day of the first month that is thirty (30) days after Landlord receives the notice (“Self-Management Effective Date”).  The exercise notification shall be given in the manner provided in this Lease for the giving of notices to Landlord.  The notice shall reference this Section and identify the Self-Management Effective Date.  If Tenant fails to timely provide a proper option notification, Tenant shall have no further or additional right to Self-Manage.   If Tenant opts to Self-Manage, the definition of Operating Costs shall change in accordance with Section 22.1(m).

(c) Definition of Self-Manage.  “Self-Manage” means that Tenant is responsible for all maintenance, repairs and replacements at the Premises including all of Landlord’s obligations in Section 8 in accordance with the standards provided in this Lease, except the following Landlord obligations, which shall remain Landlord’s obligations: (i) maintenance, repair and replacement of structural portions, footings and foundations of the Building; (ii) certain replacement of Existing Office HVAC Units under Section 8.3(c); (iii) certain replacement of the roof under Section 8.4(a); and (iv) total replacement of all parking and drive lane areas under Section 8.5(g).

(d)Landlord’s and Tenant’s Right to Terminate Self-Management.  Tenant shall have the right to terminate its Self-Management rights hereunder at any time after thirty (30) days’ notice.  Tenant’s right to Self-Manage shall be in effect until the date that is thirty (30) days after one of the following occurs (each a “Self-Management Termination Date”):

(i) Tenant delivers written notice to Landlord that Tenant will no longer Self-Manage;

(ii)  Tenant fails to maintain the Premises as required by this Lease and such failure continues after Tenant’s receipt of notice from Landlord of the same; or

(iii) Landlord notifies Tenant that a third-party lender or buyer of the Premises requires Landlord to terminate the Self-Management Option as a condition to lending to Landlord or purchasing the Premises, respectively.

The definition of Operating Costs shall change on the Self-Management Termination Date in accordance with Section 22.1(m).  If the Self-Management Termination Date occurs, Tenant shall not have any additional option to Self-Manage.

Article 9 – Assignment and Subletting

9.1Assignment by Tenant.  Except for Permitted Transfers, Tenant shall not assign or transfer this Lease or sublet any portion of the Premises, whether voluntarily or by operation of law, without the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.  Landlord’s approval shall be granted if the following items are fulfilled:  (a) the proposed assignee or subtenant is subject to all the terms, covenants and conditions of this Lease and agrees to assume the obligations of Tenant under this Lease; (b) the proposed assignee or subtenant and its guarantors as required by Landlord shall have a total financial worth that is equal to or greater than the financial worth of Tenant and reasonable evidence of this financial worth has been provided to Landlord or is publicly available; (c) the proposed assignee or subtenant is not negotiating with Landlord to lease space at other property owned

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by Landlord or any other entity that is related to or an affiliate of Landlord; (d) the proposed assignee or subtenant will not materially alter the operation and use of the Premises in the reasonable opinion of Landlord; (e) the use of the Premises by the proposed assignee or subtenant will not violate any then existing agreement affecting the Premises;  (f) the proposed assignee or subtenant is not in default of any other lease or agreement with Landlord; (g) Tenant shall remain primarily responsible and liable for all obligations under this Lease; and (h) Tenant and the proposed assignee or subtenant shall execute an assignment or sublease reasonably acceptable to Landlord that incorporates the terms of this Section.  Notwithstanding anything in this Lease to the contrary, the issuance, transfer or sale of stock in Tenant shall not be deemed an assignment or transfer of lease.  Tenant shall provide Landlord with notice of any assignment or sublease prior to consummation (or for Permitted Transfers where confidentiality requirements prohibit advance notice, as soon as reasonably practicable thereafter).  No lease assignment, sublease or other transfer by Tenant shall relieve assignor Tenant of its liability to Landlord under this Lease unless Landlord, in its sole discretion, agrees in writing to release Tenant from liability under this Lease.  Tenant shall pay all reasonable attorneys’ fees incurred by Landlord with respect to any assignment or sublease, whether or not approved by Landlord, not to exceed $2,000.

Notwithstanding the foregoing, Tenant may assign this Lease or sublet its interest in all or part of the Premises (a “Permitted Transfer”) to the following types of entities (a “Permitted Transferee”) without the written consent of Landlord, provided that the total financial worth of any proposed assignee or subtenant plus any guarantors of this Lease shall be equal to or greater than the financial worth of Tenant and reasonable evidence of this financial worth has been provided to Landlord or is publicly available:

(a)	An Affiliate of Tenant;

(b)

Any corporation, limited partnership, limited liability partnership, limited liability company or other business entity in which or with which Tenant, or its corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions governing merger and consolidation of business entities; or

(c)	Any corporation, limited partnership, limited liability partnership, limited liability company or other business entity acquiring all or substantially all of Tenant’s assets.

Tenant shall promptly notify Landlord of any such Permitted Transfer. Tenant shall remain liable for the performance of all of the obligations of Tenant hereunder, or if Tenant no longer exists because of a merger, consolidation, or acquisition, the surviving or acquiring entity shall expressly assume in writing the obligations of Tenant hereunder.  Additionally, the Permitted Transferee shall comply with all of the terms and conditions of this Lease, including the Permitted Use. No later than thirty (30) days after the effective date of any Permitted Transfer, Tenant agrees to furnish Landlord with (A) copies of the instrument effecting any of the foregoing Transfers, and (B) evidence of insurance as required under this Lease with respect to the Permitted Transferee.  The occurrence of a Permitted Transfer shall not waive Landlord’s rights as to any subsequent Transfers. For purposes of this section, “Affiliate” means any legal entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with Tenant.  “Control” means the power to direct or cause the direction of the management and policies of the controlled entity through the ownership of fifty (50%) or more of the voting securities or other ownership interest in such controlled entity.

9.2Assignment by Landlord.  The interest of Landlord in this Lease may be sold, conveyed, assigned or otherwise transferred without the consent of Tenant.  Upon any such transfer of Landlord’s interest in this Lease, and assumption of such interest and the obligations hereunder by Landlord’s transferee,

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Landlord shall have no further obligation under this Lease or to Tenant, except to the extent any obligation accrued prior to the date of such transfer.

Article 10 – Access by Landlord

10.1Access.  Upon not less than 48 hours prior notice, Landlord and Landlord’s employees, agents and contractors shall have the right to enter the Premises at any time to examine the same, to show the Premises to prospective purchasers and lenders, to make repairs as Landlord is allowed to perform under the terms of this Lease.  Landlord shall use reasonable efforts to minimize the disturbance or inconvenience to Tenant’s business at the Premises.  In the event of an emergency, no prior notice shall be required, but Landlord shall provide reasonable notice to Tenant after Landlord has entered the Premises. Landlord acknowledges that Tenant may be subject to certain data or privacy restrictions (the “Privacy Restrictions”), and that the Privacy Restrictions may require Tenant to ensure the safety and confidentiality of patient medical records or other data or products. Landlord further acknowledges that, in order for Tenant to comply with applicable Laws, Tenant must restrict access to the portions of the Premises where patient medical records or other private data or products are kept or stored. Landlord hereby agrees that, notwithstanding the rights granted to Landlord pursuant to this Lease, Landlord or Landlord’s employees, agents, representatives, or contractors may not enter those areas of the Premises designated by Tenant as locations where patient medical records or other private data or products are kept and/or stored, or any other secured areas of the Premises unless Landlord is accompanied by an authorized representative of Tenant.

Article 11 – Alterations by Tenant

11.1Alterations by Tenant.  Other than alterations, additions or improvements that are necessary for Tenant to perform its maintenance obligations under this Lease and alterations, additions or improvements that are part of the Tenant’s Work, Tenant shall not make any alterations, additions or improvements to the structure of the Premises or the Building without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  To the extent not restricted by the foregoing, Tenant shall have the right to make any alterations, additions or improvements in or to the Premises which do not alter the basic character of the Building or overload or damage such Building without the consent of the Landlord.  Tenant shall provide Landlord with written notice of such alterations, additions and improvements when the total annual cost of alterations, additions and improvements is equal to or greater than $200,000.  Within ten (10) days of receiving such notice, Landlord may notify Tenant if Landlord will require Tenant to remove such improvement at the expiration or earlier termination of the Lease.  Landlord’s failure to send timely notice shall be deemed to mean that Landlord does not require Tenant to remove the alteration.  All alterations, additions and improvements to which Landlord consents or are otherwise permitted hereunder shall be made by Tenant at its cost and shall comply with all Governmental Regulations.  Tenant shall indemnify and hold Landlord harmless from all claims, lawsuits, costs, expenses, damages or liabilities (including reasonable attorneys’ fees and costs) arising or resulting from Tenant’s alterations, additions or improvements.

Tenant shall be permitted to surrender the Premises at the termination of this Lease without removal of alterations, additions and improvements installed by or on behalf of Tenant (including Tenant’s Work), but excluding any item that Landlord notified Tenant it must remove in accordance with the paragraph above, which Tenant must remove at Tenant's sole cost and expense, and repair or restore any damage caused by the installation and removal of such alterations, additions and improvements.  Tenant must leave the fire suppression system and the power supply to the Building in good working order and in compliance with Governmental Regulations.  Ownership of all alterations, additions and improvements shall remain with Tenant until the Expiration Date or sooner termination of this Lease.  The preceding sentence does not apply to Tenant's trade fixtures, equipment and personal property; all of which belong to Tenant and shall

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be removed at termination of the Lease, including any generator.  Landlord’s approval of any alteration, addition or improvement shall not be deemed an acceptance or approval of any item that is in violation of Governmental Regulations and shall not be a representation of compliance.

Article 12 – Insurance

12.1Property Insurance.

(a)Landlord’s Coverage.  Landlord shall carry and maintain reasonable limits of property insurance for the Premises.  Property insurance coverage shall include: (1) special form insurance against direct cause of physical loss, including the cost of debris removal, in the amount of not less than the full insurable replacement cost of the structure and its improvements (excluding the cost of excavations, foundations and footings), together with an agreed-amount endorsement, a replacement cost endorsement and a waiver of subrogation endorsement; (2) broad form or comprehensive boiler and machinery insurance on all equipment and pressure-fired vessels or apparatus at the Building which provides for full repair and replacement cost coverage; (3) business income and loss of rent insurance covering risk of loss due to the occurrence of any hazards insured against under the policies required under this Section in an amount equal to Base Rent and Additional Rent for a minimum twelve (12) month period; and (4) any additional insurance required by any mortgagee of Landlord.  In addition, Landlord may carry and maintain additional insurance at the commercially reasonable election of Landlord, including flood, earthquake and terrorism insurance.  All costs for such insurance shall be payable by Tenant as Insurance Premiums.

(b)Tenant’s Coverage.  Tenant shall, at its sole cost and expense, carry and maintain a special form policy of property insurance with respect to the Premises in the amount of not less than the full insurable replacement cost of Tenant’s Work and Tenant’s leasehold improvements, merchandise, trade fixtures, furniture, equipment and personal property.  Tenant acknowledges and agrees that the property insurance obtained by Landlord under this Lease will not provide adequate, or any, coverage for these items and that Landlord shall have no obligation to insure such items.

12.2Liability Insurance.

(a)Tenant’s Coverage.  Tenant, at its sole cost and expense, shall carry and maintain a policy of commercial general liability insurance with respect to the Premises and the business operated by Tenant in which the per occurrence combined single limit of liability shall not be less than One Million Dollars ($1,000,000).  The policy shall include the Landlord and Landlord’s mortgagee, if any, as additional insureds.  The above‑described limit of liability shall be adequate so long as Tenant also maintains an umbrella policy of insurance with per occurrence limits of liability of not less than Five Million Dollars ($5,000,000).

(b)Landlord’s Coverage.  Landlord shall carry and maintain commercial general liability insurance insuring the Premises in such amounts and under such terms in commercially reasonable amounts consistent with similar projects in the geographic area in which the Premises are located.

12.3Workers’ Compensation and Employers Liability Insurance.  Tenant shall keep in full force and effect, at its sole cost and expense, workers’ compensation insurance in accordance with the laws of the state where the Premises is located.  Tenant shall also keep in full force and effect, at its sole cost and expense, employers liability insurance in the amount of One Million Dollars ($1,000,000) bodily injury per accident and One Million Dollars ($1,000,000) bodily by disease both as a policy limit and per employee.

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12.4Self-Insurance and Insurance Coverages for Landlord.  Landlord may self-insure (which shall be defined as assuming all insurance risk) some or all of the insurance coverages described in this Article or elsewhere in this Lease, or may satisfy such insurance coverages under any blanket policy carried by it, under a separate policy therefor, or under any combination of self-insurance, primary insurance and umbrella or blanket insurance carried by Landlord.  In the event of self-insurance the premium cost equivalency of such policy or policies shall be part of the Insurance Premiums.  In the event of blanket insurance, Landlord shall reasonably allocate a portion of the cost of the premium for the blanket insurance policy to the Insurance Premiums.  Any insurance maintained by Landlord may include deductibles, coverage amounts, self-insured retentions or the like in amounts determined by Landlord in its discretion.

12.5General Insurance Requirements and Certificates.  All insurance policies shall be with an insurance company or companies qualified to do business in the state where the Premises is located.  Notwithstanding the above, the requirement to carry such insurance and endorsements shall be subject to a commercially reasonable deductible and the reasonable availability and expense of such insurance or endorsements.  To the extent possible, the insurance policies shall:  (a) provide that the policy may not be canceled or materially reduced in amount or coverage without at least thirty (30) days prior written notice to the additional insureds; (b) provide that an act or omission of one of the insured or additional insured which would void or otherwise reduce coverage shall not reduce or void the coverage as to any other insured or additional insured; and (c) be “occurrence” based and not “claims made” based.  Tenant shall deliver to Landlord certificates of insurance issued by the insurance carrier for each policy of insurance required to be maintained by Tenant under this Lease that expressly evidence the insurance coverages required under this Lease and that are reasonably acceptable to Landlord.  All insurance certificates and endorsements shall be delivered to Landlord prior to occupancy of the Premises by Tenant and, thereafter, within 10 days upon written request by Landlord during the term of this Lease.

Article 13 – Indemnification, Waiver of LIABILITY

AND LIMITATION OF LIABILITY

13.1Indemnification.  Tenant shall indemnify and hold Landlord and Landlord’s employees and agents harmless from and against and all third party claims, lawsuits, costs, expenses, damages or liabilities for injury to persons or damage to property and all reasonable attorneys’ fees and other costs related thereto that:  (a) arise from any breach or default by Tenant of this Lease; (b) arise from any negligent or intentional misconduct of Tenant in, about or to the Premises; (c) arise from any accident, injury, occurrence or damage in the Premises, except to the extent arising out of the negligence or intentional misconduct of Landlord or Landlord’s representatives, agents, contractors, or employees; or (d) arise from any lien for labor or material furnished to the Premises by Tenant. Notwithstanding the foregoing, Tenant’s indemnification obligations under Section 13.1(a)-(d) shall not apply to the extent Landlord is required to provide indemnity in Section 13.1(1)-(2).  Landlord shall indemnify and hold Tenant, and Tenant’s employees and agents, harmless from and against all third party claims, lawsuits, costs, expenses, damages or liabilities for injury to persons or damage to property and all reasonable attorneys’ fees and other costs related thereto that:  (1) arise from any breach or default by Landlord of this Lease; or (2) arise from any negligent or intentional misconduct of Landlord in, about or to the Premises. Notwithstanding the foregoing, Landlord’s indemnification obligations under Section (1)-(2) shall not apply to the extent Tenant is required to provide indemnity in Section 13.1(a)-(d). The obligations of Tenant and Landlord under this Section shall survive the expiration or earlier termination of this Lease.

Each party hereto agrees to notify the other party within a reasonable time period given the circumstances of the claim, but no later than thirty (30) days after receipt of any claims made for which the other party might be liable under the indemnification provisions under this Lease; provided, however, that failure to notify the indemnifying party within such period shall not relieve the indemnifying party of its

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obligations except to the extent the indemnifying party is materially prejudiced by such failure.  The indemnifying party will have the right, but not the obligation, to select counsel of its choice and control the defense of any such claim and to negotiate, and settle such claims.  The indemnified party will be entitled to participate in the defense of such matter and to employ counsel at its own expense to assist therein; provided, however, that if the indemnifying party defends the indemnified party, the indemnifying party will have final decision-making authority regarding all aspects of the defense of any claim.  The party seeking indemnification will provide the indemnifying party with such information and assistance as the indemnifying party may reasonably request, at the expense of the indemnifying party.  Neither party will be responsible or bound by any settlement of any claim or suit made without its prior written consent; provided, however, that the indemnified party will not unreasonably withhold or delay such consent.

13.2Waiver of Liability and Subrogation.  Tenant hereby releases, waives and discharges Landlord and Landlord’s employees and agents from all liabilities, claims and rights of recovery for any loss or damage to property in, on or about the Premises, including, but not limited to, Tenant’s trade fixtures, equipment, personal property and any loss of use or business interruption, from any casualty or other cause whatsoever, regardless whether a result of the negligence of Landlord or otherwise.  Landlord hereby releases, waives and discharges Tenant and Tenant’s employees and agents from all liabilities, claims and rights of recovery for any loss or damage to property in, on or about the Premises, and for any loss of use or business interruption, from any casualty or other cause whatsoever, regardless whether a result of the negligence of Tenant or otherwise.  This Section shall not be deemed to release, waive or discharge any liability for intentional misconduct.  This Section shall be inapplicable to the extent prohibited by law or if it would have the effect, but only to the extent it would have the effect, of invalidating any insurance coverage of Landlord or Tenant.  Tenant and Landlord shall give notice to their respective insurance carriers that this release and waiver of liability and subrogation is contained in this Lease and agree to include such release and waiver in the coverage provided by any property insurance policies maintained by the parties for the Premises.  The waivers set forth in this Section control to the extent in conflict with the indemnification provisions set forth in this Lease.

13.3Exception to Waiver of Liability and Subrogation.  Notwithstanding Section 13.2 and any other provisions in this Lease to the contrary, maintenance, repairs, replacements to the Premises or Building that are made necessary by the negligence or intentional misconduct of Tenant or its agents, employees or invitees, shall be made by Tenant at the sole cost of Tenant.

13.4Limitation of Liability.  In the event of a sale or lease of any land comprising the Premises, or the transfer or assignment of Landlord’s interest in this Lease, upon assumption of the obligations hereunder by such transferee accruing after the date of the assignment and assumption, the transferring Landlord shall be released from all further obligations subsequently accruing under this Lease, but shall remain liable for any obligations accruing prior to the date of transfer that the transferring Landlord was required to perform prior to the date of transfer.  Except to the extent caused by Landlord’s intentional misconduct, Tenant agrees to look solely to Landlord’s equity interest in the Premises and the rents, issues, profits and proceeds therefrom that have not yet been distributed, as it may then be encumbered, for the recovery of any judgment against Landlord.  It is specifically understood and agreed that Landlord and Landlord’s partners, whether general or limited (if Landlord is a partnership) or its directors, governors, officers, managers, members or shareholders (if Landlord is a limited liability company or corporation), shall never be personally liable for any such judgment.  Landlord and Tenant each hereby waives any and all rights, claims and remedies against the other party for consequential damages or injury or damage to, or interference with such party’s business, including but not limited to, compensation or claims for inconvenience, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, except that Landlord does not waive the foregoing in the event the damages arise from a third party claim against Landlord for failing to deliver the

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Premises on time and such failure is due to Tenant holding over.  The waiver set forth in this Section controls to the extent in conflict with the indemnification provisions set forth in this Lease.

Article 14 – Liens and Encumbrances

14.1Liens and Encumbrances.  Tenant shall keep the Premises free from any liens arising out of any construction work performed by or on behalf of Tenant, including Tenant’s Work, materials furnished by or on behalf of Tenant or any other obligations incurred by Tenant.  If any such lien is filed against the Premises, Tenant shall give Landlord prompt written notice and shall cause the same to be discharged of record by payment, bond, order of a court of competent jurisdiction or otherwise, within thirty (30) days after imposition of the lien. Tenant shall not cause any mortgage, deed of trust, pledge, security agreement, financing statement or other encumbrance to be placed, filed or recorded against the Premises or Tenant’s leasehold estate, except for Tenant's trade fixtures, furniture, equipment and personal property.  Tenant may grant a security interest in Tenant’s trade fixtures, furniture, equipment and personal property to its banking or financing institution.

Article 15 – Default by Tenant

15.1Tenant’s Default.  The occurrence of any one or more of the following events set forth in this Section shall constitute a default and breach of this Lease by Tenant (each, an “Event of Default”):

(a)Failure to Pay Rent or Other Amounts Due.  The failure by Tenant to make any payment of Rent, as and when due; provided that Tenant shall have the opportunity to cure such default for a period of five (5) business days after written notice of the default from Landlord to Tenant.  Notwithstanding the above, if Tenant fails to make any payment and notice of this failure has already been given to Tenant at least two (2) times within the previous twelve (12) months, no notice shall be required to be given to Tenant by Landlord during this twelve (12) month period before exercising the remedies available to Landlord.

(b)Failure to Perform and Other Breach.  The failure by Tenant to observe, perform or comply with any of the terms or conditions of this Lease (other than those described in subsections 15.1 (a), (c), or (e)); provided that Tenant shall have the opportunity to cure such default for a period of sixty (60) days after written notice of the default from Landlord to Tenant, or for a longer time period up to ninety (90) days in the event the cure of such failure reasonably requires more than sixty (60) days to complete and Tenant promptly commences the cure of such failure within the sixty (60) day period and, thereafter, diligently pursues the cure to completion within the ninety (90) day period.

(c)Abandonment.  In the event that Tenant abandons the Premises.

(d)Intentionally omitted.

(e)Bankruptcy or Appointment of Receiver.  If (1) Tenant files a petition in bankruptcy or for reorganization or rearrangement under any state or federal bankruptcy or other statute, law or regulation, (2) Tenant makes a general assignment or general arrangement for the benefit of creditors, (3) a petition in bankruptcy or for reorganization or rearrangement is filed against Tenant under any state or federal bankruptcy or other statute, law or regulation and is not dismissed within sixty (60) days, and (4) a custodian, receiver or trustee is appointed to take possession of any substantial part of Tenant’s assets located at the Premises or other locations and such appointment is not vacated within sixty (60) days.

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15.2Landlord’s Remedies upon Tenant’s Default.  If an Event of Default is continuing hereunder, Landlord shall be entitled to take any action it deems advisable under one or more of the provisions of this Section, as well as to take any action available at law or in equity, which remedies shall be cumulative and not alternative (subject to the limitation of damages set forth herein), including, but not limited to, the following:

(a)Termination of the Lease.  Landlord may give a written termination notice to Tenant specifying a date on which this Lease shall terminate, and, on such date, this Lease shall terminate.

(b)Right of Reentry without Termination.  Landlord may, without further notice and at its option, terminate Tenant’s right of possession of the Premises without terminating this Lease.  In the event that Landlord terminates Tenant’s right of possession of the Premises without terminating this Lease, then Landlord may reenter and repossess the Premises, with or without process of law, and remove and dispose of all personal property fixtures, furnishings, and signs from the Premises without liability for damages and at Tenant’s cost.  In such event, Landlord may, but is not obligated to, without notice and at its option, relet the Premises or any part of the Premises upon such terms and conditions acceptable to Landlord in its sole discretion and may collect and receive the rents from such reletting.  Landlord shall not be required to accept any tenant offered by Tenant or to observe any instructions given by Tenant about reletting.  Landlord may make repairs necessary to put the Premises in the condition required hereunder at surrender.  Reentry, repossession or reletting by Landlord shall not terminate this Lease or release Tenant, in whole or in part, from any obligations under this Lease, including Tenant’s obligation to pay Rent.  Notwithstanding Landlord’s exercise of its right to terminate Tenant’s right of possession of the Premises without terminating this Lease, Landlord may at any time thereafter elect to terminate this Lease.

(c)Damages without Termination.  In the event that this Lease remains in effect without termination, Tenant shall pay to Landlord:  (1) the Rent that would be payable under this Lease by Tenant until the end of the Lease Term; plus (2) all reasonable costs directly or indirectly incurred by Landlord relating to Tenant’s default and Landlord’s repossession and restoration of the Premises, including, but not limited to: reasonable attorneys’ fees and legal costs; collection costs; interest at the Default Rate of Interest; repair costs; the unamortized balance of any Tenant Allowance paid to Tenant and the brokerage commissions incurred by Landlord related to the execution of this Lease prorated on a straight line basis over the Term plus interest at the Default Rate of Interest; and the unamortized portion of any abated/credited Rent prorated on a straight line basis over the Term plus interest at the Default Rate of Interest; less (3) the rent received by Landlord, if any, from any reletting.  The rent received by Landlord from reletting shall be applied (i) first to the payment of any indebtedness of Tenant to Landlord other than Rent, and (ii) second to the payment of any costs incurred by Landlord as set forth in subsection (c)(2) above, and (iii) third to the payment of Rent.  If the rent received by Landlord from reletting is insufficient to satisfy the payment of Rent when due under this Lease, then Tenant shall pay Landlord the deficiency.  The deficiency shall be calculated and paid monthly.  If the rent received by Landlord from reletting is greater than the amount necessary for the payment of rent, the full amount of such excess shall be retained by Landlord and shall in no event be payable to Tenant.  Tenant will pay damages monthly on the day Rent is payable under this Lease, and Landlord shall be entitled to recover the same from Tenant on each such day.  Tenant agrees that Landlord shall be entitled to periodically sue Tenant for sums due under this Lease or which become due prior to judgment and that such suit or recovery of any amount due Landlord shall not be a defense to any subsequent action brought for any amount not previously reduced to judgment in favor of Landlord.  Landlord shall have no affirmative obligation to mitigate its damages in the event of any default by Tenant.

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(d)Damages in the Event of Termination.  Upon termination of this Lease, Landlord, at its option, may elect to receive as damages the sum of:  (1) the amount of the unpaid Rent owed by Tenant under this Lease as of the date of termination; (2) the Worth of the unpaid Rent that would have been owed by Tenant under the Lease for the balance of the Lease Term after the date of termination minus the Worth of the then-present fair rental value of the Premises for the balance of the Lease Term after termination; and (3) all reasonable costs directly or indirectly incurred by Landlord relating to Tenant’s default and Landlord’s repossession of the Premises, including, but not limited to:  reasonable attorneys’ fees and legal costs; collection costs; interest at the Default Rate of Interest; repairs necessary to put the Premises in the condition required hereunder; the unamortized balance of any Tenant Allowance paid to Tenant and the brokerage commissions incurred by Landlord related to the execution of this Lease prorated on a straight line basis plus interest at the Default Rate of Interest over the Term; and the unamortized portion of any abated/credited Rent prorated on a straight line basis over the Term plus interest at the Default Rate of Interest.  Landlord shall be entitled to recover damages under this subsection in addition to the damages collected in the event of reentry to the extent such damages do not duplicate Landlord’s recovery, and all such recoveries shall be subject to the limitation of damages set forth herein.  Tenant’s obligations under this subsection shall survive the expiration or earlier termination of this Lease.  Landlord shall have no affirmative obligation to mitigate its damages in the event of any default by Tenant.

15.3Intentionally omitted.

15.4Late Charges.  Tenant hereby acknowledges that late payment by Tenant of Rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain.  Accordingly, if any amount of Rent from Tenant shall not be received by Landlord on or before five (5) business days after the date such amount is due (whether or not Tenant is in default under this Lease), then Tenant shall pay to Landlord a late charge equal to five percent (5%) of such amount past due.  Acceptance of late charges by Landlord shall in no event constitute a waiver of Tenant’s default with respect to such overdue amount, nor prevent Landlord from exercising any of its rights and remedies under this Lease.  Acceptance of late payments of Rent by Landlord shall not prevent Landlord from obtaining late charges under this subsection.

15.5Interest.  Notwithstanding anything to the contrary contained in this Lease, if any amount of Rent from Tenant shall not be received by Landlord on or before the date such amount is due (whether or not Tenant is in default under this Lease), then Tenant shall pay to Landlord interest on the amount unpaid at the Default Rate of Interest from the date such amount is due.

15.6Landlord’s Right to Cure.  If Tenant fails to perform any maintenance or other obligation of Tenant under this Lease and such failure continues for a period of thirty (30) days after Tenant’s receipt of notice of the same from Landlord, then Landlord may, at its option, perform the maintenance or other obligation on behalf of Tenant upon reasonable notice to Tenant.  Upon receipt of an invoice from Landlord, Tenant shall promptly pay all reasonable costs incurred by Landlord to perform the maintenance or other obligation of Tenant, together with an additional administrative charge of five percent (5%) calculated on the amount paid by Landlord, plus interest accruing at the Default Rate of Interest from the date of submission of the invoice to Tenant, as Additional Rent.

Article 16 – Default by Landlord

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16.1Default by Landlord.  Landlord shall not be in default unless Landlord fails to observe, perform or comply with any of the terms or conditions of this Lease within sixty (60) days after written notice from Tenant to Landlord specifying with particularity the failure; provided that in the event the cure of such failure reasonably requires more than sixty (60) days to complete, then Landlord shall not be in default if Landlord promptly commences the cure of such failure within the sixty (60) day period and, thereafter, diligently pursues the cure to completion, not to exceed a total of ninety (90) days (referred to herein as a “Landlord Default”).  During the continuance of a Landlord Default, Tenant shall be entitled to take any action it deems advisable under one or more of the provisions of this Section, as well as to take any action available at law or in equity, which remedies shall be cumulative and not alternative (subject to the limitation of damages set forth herein).  Tenant shall further have the right to cure such default and, if such default involves the expenditure of money, Tenant shall have the right to deduct the cost thereof together with an administrative fee of five percent (5%), from the Rent due or accruing hereunder.

Article 17 – Damage by Fire or Other Casualty

17.1Repair and Restoration.  In the event of a casualty to the Premises, Landlord shall repair and restore the Premises to a condition substantially similar to the condition prior to the casualty, excluding repair and restoration of Tenant’s Work (“Repair and Restoration” or “Repair and Restore” for purposes of this Article) unless Landlord or Tenant terminates this Lease as provided in this Article.  If casualty renders the whole or any material portion of the Premises uninhabitable, Rent shall be equitably abated from the date of casualty until the date that is the earlier of the date Tenant reopens for business or the date forty-five (45) days after substantial completion of the Repair and Restoration.   Rent shall not be equitably abated for any casualty that does not materially affect Tenant’s use and occupancy of the Premises.  The extent of Landlord’s obligation to Repair and Restore the Premises shall be limited to the amount of actual insurance proceeds available to Landlord.  Tenant shall proceed with reasonable diligence, at its sole cost and expense, to repair and restore its improvements, including the improvements defined as Tenant’s Work, trade fixtures, furniture, equipment and signs to a condition substantially similar to the condition prior to the casualty.  In no event shall Landlord be obligated to repair or restore Tenant’s Work or any trade fixtures, furniture, equipment or signs of Tenant.

17.2Irreparable or Uninsured Damage.  If casualty renders the whole or any material portion of the Premises uninhabitable and the Repair and Restoration of the Premises cannot reasonably be expected to be substantially completed within two hundred ten (210) days from the date of the casualty, or if casualty renders the whole or any material portion of the Premises untenable and the casualty is uninsurable under the property insurance policy required under this Lease, or if Landlord’s mortgagee shall require that the insurance proceeds be used to prepay its mortgage rather than to pay the cost of Repair and Restoration, or if the amount of actual insurance proceeds available to Landlord from the property insurance policy required under this Lease does not equal or exceed the cost of Repair and Restoration, then Landlord, at its sole option, by written notice to Tenant within forty-five (45) days from the date of the casualty, may terminate this Lease.  Rent shall be equitably abated from the date of the casualty until termination of this Lease.  Any limitation on Landlord’s obligation to rebuild following casualty based on the availability of insurance proceeds shall in no event be deemed to include a deficiency in insurance proceeds by reason of:  (a) Landlord’s failure to carry the insurance required by this Lease; or (b) the amount of any deductible.

17.3 Time Period for Repair and Restoration.  If Landlord or Tenant does not terminate this Lease as provided in this Article, Landlord shall use reasonable efforts to substantially complete the Repair and Restoration within two hundred ten (210) days from the date of the casualty.  In the event that the Repair and Restoration is not substantially completed within two hundred forty (240) days from the date of the casualty, then Tenant may terminate this Lease by written notice to Landlord within thirty (30) days following such one year period.  Such right of termination shall be Tenant’s sole and exclusive remedy.

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17.4Damage During Last Year of Lease Term.  Notwithstanding anything to the contrary contained in Section 17.1, in the event the Premises shall be damaged or destroyed by casualty within one (1) year of the Expiration Date and the cost to complete the Repair and Restoration is in excess of thirty percent (30%) of the full replacement cost of the Premises (excluding the cost of excavations, footings and foundations) or the Repair and Restoration cannot be completed within ninety (90) days from the date of casualty, either party shall have the option to terminate this Lease by giving written notice to the other party within thirty (30)  days following the date of the casualty effective on the date of such notice.

17.5Termination of Lease.  In the event of termination of this Lease pursuant to this Article, Rent shall be apportioned on a per diem basis and paid to the date of casualty.  All obligations of Landlord and Tenant incurred prior to such termination, including Tenant’s obligation to pay Rent, shall survive termination.  Upon termination, all prepaid rents and/or deposits shall be returned to Tenant and neither Landlord nor Tenant shall have any future obligations or responsibilities under this Lease.  In the event that Landlord provides notice of termination under this Section for casualty during the last year of the Lease Term under Section 17.4, Tenant shall be able to exercise its Option rights under this Lease, if any, and Landlord’s notice of termination shall not be effective provided Tenant exercises said Option within thirty (30) days of receipt of Landlord’s notice of termination.  In the event of termination under any other section of this Article, Tenant shall not be entitled to exercise its Option rights under this Lease.

Article 18 – Eminent Domain

18.1Eminent Domain.  If all of the Premises, or a material portion defined as more than thirty percent (30%) of the Building, are taken by the power of eminent domain,  Landlord or Tenant may terminate this Lease by written notice given to the other party prior to the consummation of the eminent domain process.  This Lease shall terminate as of the earlier of the date Tenant is required to vacate the Premises or the date title of the taken property passes from Landlord to another party.  All obligations of Landlord and Tenant incurred prior to such termination, including Tenant’s obligation to pay Rent, shall survive termination.  The term “eminent domain” shall include the taking or damaging of property by, through or under any governmental or quasi‑governmental authority, and any purchase or acquisition in lieu thereof, whether or not the taking or damaging is by the government or any other person.  If a partial taking of the Premises occurs and this Lease is not terminated pursuant to this Section, then the terms of this Lease shall be equitably modified to account for such partial taking.

18.2Damages.  Landlord reserves all rights to the entire damage award or payment for any taking by eminent domain.  Tenant hereby grants and assigns to Landlord any right Tenant may now have or hereafter acquires to such damages and agrees to execute and deliver instruments of assignment that Landlord may reasonably request.  Tenant shall, however, have the right to claim from the condemning authority all compensation that may be recoverable by Tenant for relocation and for any loss incurred by Tenant in removing Tenant’s trade fixtures, furniture, equipment or personal property, or for damage to Tenant’s business, loss of business, and/or loss of leasehold interest, and the unamortized costs of leasehold improvements paid for by Tenant.  Each party shall seek its own award, as limited above, at its own cost, and neither shall have any right to the award made to the other.  If the condemning authority refuses to issue separate awards, Tenant shall be entitled to a portion of the single award equitably representing the ratio that the amount of Tenant’s damages awarded or agreed upon bears to the total amount of damages awarded or agreed upon in the condemnation proceeding.  All such amounts to be reasonably agreed to by the parties if the condemning authority does not provide such allocation.  Tenant shall make no claim against Landlord for damages for termination of its leasehold interest in the Premises, for interference with its business or for any loss resulting from a taking by eminent domain.

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Article 19 – Subordination, Estoppel Certificates

And Financial Statements

19.1Subordination, Non-Disturbance and Attornment.  So long as Tenant’s rights hereunder are not disturbed, Tenant hereby subordinates its rights under this Lease to the lien of any mortgage, deed of trust or other security instrument, now or hereafter in force, against the Premises, and to all advances made or to be made thereon.  Tenant shall provide evidence of this subordination of its interest by executing a commercially reasonable Subordination, Non-Disturbance and Attornment Agreement within twenty (20) days after Landlord’s request so long as the same does not materially increase Tenant’s obligations hereunder or materially decrease Tenant’s rights hereunder.  So long as Tenant’s rights hereunder are not disturbed, Tenant agrees to attorn and recognize any new owner succeeding to the interest of Landlord in the Premises as its landlord under this Lease, whether or not this Lease has priority over the new owner’s interest in the Premises.

19.2Tenant’s Estoppel Certificate.  Tenant agrees, within ten (10) days after Landlord’s request, to execute an estoppel certificate in a form reasonably acceptable to Landlord or any third party relying on said estoppel certificate.

19.3Mortgagee Protection Clause.  Tenant will use commercially reasonable efforts to give any mortgagees, trustees or other holders of any security interest in the Premises, by certified or registered mail, a copy of any notice of failure served upon Landlord prior to default.  In the event that Landlord does not cure a failure within the time provided for in this Lease, the holder of a security interest shall have an additional thirty (30) days within which to cure the failure prior to default; provided that the holder of a security interest shall have more time to cure the failure if it commences performance within the thirty (30) day period and thereafter diligently pursues the cure to completion.  Tenant shall not exercise its remedies under this Lease until Tenant has provided such holder of a security interest with the opportunity to cure set forth herein.

19.4Financial Statements.  For so long as Tenant is a publicly held corporation, all financial information is available online, and Tenant shall not be required to provide any additional financial information to Landlord.  In the event that at any time during the Lease Term Tenant is not a publicly held corporation, then, within fifteen (15) business days of written request from Landlord, Tenant agrees to provide Landlord with:  (a) Tenant’s then available annual financial statements describing its financial condition prepared in the ordinary course of business for the Tenant’s most recent fiscal year (including, but not limited to, any balance sheet, statement of income and notes to its financial statements, if any), all certified by Tenant as being true and correct; and (b) Tenant’s then available interim financial statements (whether internally prepared or accountant prepared),  if any, describing its financial condition prepared in the ordinary course of business for the most recent time period, all certified by Tenant as being true and correct.  Landlord will limit its request for financial statements to no more than once each calendar year and for the limited purposes of financing or refinancing any loan secured by the Premises, or the selling or transferring of any interest of Landlord in the Premises or this Lease, and as frequently as Landlord reasonable desires during the continuance of an Event of Default by Tenant of this Lease.  Landlord and Tenant agree and acknowledge that Tenant will not be obligated to prepare or produce any financial statements outside Tenant’s ordinary course of business.  Any information provided to Landlord pursuant to the requirements of this Section shall be held by Landlord in strict confidence and Landlord will not disclose any aspect of Tenant’s financial statements to any other person or entity, except to those necessary to finance, refinance or sell the Premises.  For the avoidance of doubt, the obligations of this Section 19.4 shall not apply so long as Tenant is a publicly held corporation.

Article 20 – Surrender of Premises

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20.1Surrender of Possession.  On or before the Expiration Date or sooner termination of this Lease, Tenant, at its cost and expense, shall (a) peaceably surrender the Premises broom clean, good order, condition and repair consistent with Tenant's duty to make repairs as herein provided, and (b) remove all alterations that Tenant is required to remove under Section 11, and repair all damage caused by any of the foregoing removal.  Tenant shall have no obligation to remove Tenant’s Work or any subsequent alterations made to the Premises, except as required under Section 11.  All property not removed by such date shall be deemed abandoned and may be removed, stored or disposed of by Landlord, at the cost and expense of Tenant.  Landlord shall not be responsible for the preservation or safekeeping of such property.  Tenant shall pay to Landlord, upon demand, all expenses incurred in such removal, storage or disposal of such property and all costs incurred by Landlord to cause the Premises to be in the condition required under this Section.  Upon the Expiration Date or sooner termination of this Lease, ownership of all modifications, improvements, alterations, additions, fixtures, furniture, equipment and personal property not already owned by Landlord that have been made or installed by either Landlord or Tenant upon the Premises shall vest in Landlord and be surrendered with the Premises.  Tenant shall promptly surrender all keys to the Premises to Landlord at the place then fixed for the payment of Base Rent and shall inform Landlord of combinations to any vaults, locks and safes left at the Premises.  The acceptance of keys to the Premises by the Landlord, its agents, employees, contractors or any other person on Landlord’s behalf, shall not be deemed an acceptance of  surrender of the Premises or constitute a termination of this Lease.

20.2Holding Over.  If Tenant holds over or remains in possession of the Premises after the Expiration Date without the execution of a new Lease, no tenancy or interest in the Premises shall result from Tenant’s hold over or possession and Tenant shall be subject to immediate eviction and removal.  No notice to Tenant shall be required prior to the commencement of any legal action to gain possession of the Premises.  During any hold over or possession, Tenant shall be subject to the applicable terms and conditions set forth in this Lease, except that Base Rent shall escalate to one hundred fifty percent (150%) of the Base Rent that Tenant was obligated to pay Landlord under this Lease immediately prior to the Expiration Date prorated for the number of days of Tenant’s hold over or possession based on a three hundred sixty-five (365) day year.  Tenant shall pay Landlord for all damages incurred as a result of Tenant’s hold over or possession of the Premises, including, but not limited to, any claims made by a succeeding tenant and Landlord’s attorneys’ fees and costs; provided in no event shall Tenant be liable for (a) punitive damages or (b) consequential, or special damages, unless Tenant was made aware of the circumstance that gave rise to the consequential or special damages and Tenant continued to holdover.

Article 21 – Miscellaneous

21.1Successors or Assigns.  All the terms, conditions, covenants and agreements of this Lease shall extend to and be binding upon Landlord, Tenant and their respective heirs, administrators, executors, successors, subtenants, concessionaires and assigns, and upon any person or persons coming into ownership or possession of any interest in the Premises by operation of law or otherwise.

21.2Authority of Parties.  If Landlord or Tenant is a corporation, partnership or other form of business entity, each individual executing this Lease on behalf of Landlord or Tenant respectively represents and warrants that: (a) Landlord or Tenant is a duly organized and validly existing entity; (b) Landlord or Tenant has full right and authority to enter into this Lease; (c) the person executing this Lease is duly authorized to execute and deliver this Lease on behalf of the Landlord or Tenant; and (d) this Lease is binding upon Landlord or Tenant in accordance with its terms.  Landlord and Tenant shall provide the other upon request with evidence reasonably confirming the foregoing representations.

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21.3Severability.  If any term, covenant, or condition of this Lease or the application thereof to any person or circumstance is, to any extent, invalid or unenforceable, or in conflict with the law of the jurisdiction, the remainder of this Lease or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected and each term, covenant or condition of this Lease shall be valid and be enforced to the fullest extent permitted by law.

21.4 Waiver.  The failure of either party to enforce any term, covenant, condition or breach of this Lease shall not be deemed a waiver of the right to do so thereafter.  The acceptance by Landlord of Rent shall not be deemed a waiver of any term, covenant, condition or breach of this Lease.  No waiver of any term, covenant, condition or breach shall be effective unless in writing.  A written waiver of any term, covenant, condition or breach of this Lease shall not be deemed a waiver of any subsequent term, covenant, condition or breach, whether such subsequent term, covenant, condition or breach is the same or different, except as specified in writing in the waiver.

21.5 Construction.  Landlord and Tenant and their respective counsel have reviewed and revised this Lease.  Landlord and Tenant acknowledge that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease.

21.6Exhibits.  All exhibits referenced in this Lease and attached hereto are incorporated into this Lease and made a part of this Lease.  All depictions and drawings contained in any exhibit are for informational purposes only, and are not a warranty, representation or agreement that the Building or Premises will be as shown on the exhibits.

21.7Captions.  The captions contained in this Lease are for convenient reference only and shall not affect the construction or interpretation of this Lease.

21.8Time.  Time is of the essence of this Lease and each and all of its provisions in which performance is a factor.

21.9Choice of Law.  This Lease shall be governed by the laws of the state where the Premises is located.

21.10Jury Waiver Clause.  Landlord and Tenant waive their right to trial by jury in any action, proceeding or claim brought by either party against the other, or with the respect to any issue or defense raised therein, including the right to an advisory jury, on any matters whatsoever relating to this Lease, the relationship of Landlord and Tenant, Tenant’s use and occupancy of the Premises, including summary proceedings, possession actions, and any statutory remedy.  Notwithstanding the aforesaid, this jury waiver clause shall not apply to actions, proceedings or claims for personal injury or property damage.

21.11Legal Expenses.  In the event of any litigation (including any counterclaim, cross‑claim, or claim in a bankruptcy or receivership proceeding) for the enforcement of any of the terms and conditions of this Lease, the prevailing party shall be entitled to recover from the other party all third party costs and expenses actually incurred as a result of the litigation, including, but not limited to, attorneys’ fees and costs.

21.12Recording.  Except to the extent required by Governmental Regulations, Tenant shall not record or file this Lease or any assignment or security document pertaining to this Lease.  If Tenant does record the Lease or a related document, Tenant shall only record a memorandum of this Lease that does not include the Rent, and Tenant shall execute a recordable termination of such recorded document upon expiration or earlier termination of this Lease.

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21.13Notices.  Any notice required or permitted pursuant to this Lease shall be in writing and delivered by (a) personal delivery, (b) reputable overnight delivery service, or (c) United States mail, postage prepaid, either certified or first class mail.  All notices to the Tenant shall be sent to the address of the Premises or to the address contained in Article 1 or to such other address designated by proper notice.  All notices to the Landlord shall be sent to the address contained in Article 1 or to such other address designated by proper notice.   Notices shall be deemed given upon the earlier of the date of actual receipt or (1) as of the earlier of the date of delivery or the date of first attempted delivery if by personal delivery or overnight delivery, or (2) as of the earlier of the date of delivery or the date the post office first leaves notice of the mailing if by certified mail.   Except as expressly provided otherwise in this Lease, no notices may be provided by email.

21.14Brokerage Commissions.  Landlord and Tenant each hereby represent and warrant to each other that, except for the Brokers identified in Section 1.16 of this Lease, no person, firm, corporation or other entity is entitled to any brokerage commission or finder’s fee on account of the execution, delivery, and consummation of this Lease.  Tenant hereby agrees to indemnify Landlord and to hold Landlord free and harmless of and from any and all claims, losses, damages, costs, and expenses of whatsoever nature, including attorney’s fees and costs of litigation arising from or relating to any other brokerage commissions or finder’s fees incurred by Tenant in connection with this Lease.  Landlord hereby agrees to indemnify Tenant and to hold Tenant free and harmless of and from any and all claims, losses, damages, costs, and expenses of whatsoever nature, including attorney’s fees and costs of litigation arising from or relating to any other brokerage commissions or finder’s fees incurred by Landlord in connection with this Lease.  These obligations of Landlord and Tenant shall survive the expiration or earlier termination of this Lease.  Commissions payable to the Brokers identified in Section 1.16 of this Lease shall be paid by Landlord pursuant to a separate written agreement between Landlord and Landlord’s Broker dated January 30, 2017, and last amended April 26, 2019.

21.15Submission.  Submission of this Lease by Landlord to Tenant for examination and/or execution shall not in any manner bind Landlord and no obligations of Landlord shall arise under this Lease unless and until this Lease is fully signed and delivered by Landlord and Tenant; provided, however, the execution and delivery by Tenant of this Lease to Landlord shall constitute an offer by Tenant of the terms, covenants and conditions contained in this Lease, which offer may not be revoked for a period of thirty (30) days after such delivery.

21.16Force Majeure.  The time period within which any party shall be required to perform any act under this Lease, except for payment of money, shall be extended to the extent that the performance of such act shall be delayed by Force Majeure.    Notwithstanding the foregoing, Force Majeure shall not excuse Tenant from the prompt and timely payment of the Rent when due under this Lease.

21.17Entire Agreement/Amendment.  This Lease, together with its exhibits, is the entire agreement of the parties and all prior oral and written agreements, understandings, representations, warranties, promises and statements of the parties and their respective officers, directors, partners, agents and brokers shall be merged into this Lease with respect to the subject matter of this Lease and its exhibits.  No such prior oral or written agreement, understanding, representation, warranty, promise or statement shall be effective or binding for any reason or purpose unless specifically set forth in this Lease and/or its exhibits.  No provision of this Lease or its exhibits may be amended or modified except by an agreement in writing signed by the parties or their respective successors in interest.

21.18Survival.  All obligations of Tenant under this Lease that have accrued but are not fully performed as of the expiration or earlier termination of this Lease shall survive the expiration or earlier termination of

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this Lease, including, but not limited to, the obligation to pay Rent and the obligations concerning the condition of the Premises as expressly provided herein.

21.19Counterparts.  This Lease may be executed separately and independently in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but such counterparts shall together constitute but one and the same instrument.  Any counterpart of this Lease may be executed and delivered by electronic transmission (including, without limitation, in portable document format (pdf) transmitted by email) and shall have the same force and effect as an original.

21.20OFAC Representation.  For purposes hereof, “List” shall mean the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation, and “OFAC” shall mean the Office of Foreign Assets Control, Department of the Treasury.  Each party represents and warrants to the other that (a) each Person owning a 10% or greater interest in such party is (1) not currently identified on the List, and (2) is not a person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States and (b) each party has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times.  Each party shall comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect and shall use reasonable efforts to notify the other in writing if any of the forgoing representations, warranties or covenants are no longer true or have been breached or if such party has a reasonable basis to believe that they may no longer be true or have been breached.  In addition, at the request of a party, the other party shall provide such information as may be requested by the requesting to determine the other party’s compliance with the terms hereof.

Article 22 – Additional Definitions

22.1Additional Definitions.  Capitalized terms referenced in this Lease shall have the meaning set forth in the Article 1 and as set forth below:

(a)“ADA” - Americans with Disabilities Act.

(b)“Additional Rent” - Shall have the meaning set forth in Article 1. All payments required to be made by Tenant under any of the terms of this Lease not otherwise specifically defined as Base Rent.  Except as specifically set forth to the contrary in this Lease, all Additional Rent not paid on a monthly basis as set forth in this Lease shall be due within thirty (30) days after written notice by Landlord setting forth the amount due.

(c)“Default Rate of Interest” - The lesser of eight percent (8%) per annum or the maximum rate of interest legally allowed to be charged pursuant to the laws of the state where the Premises is located.

(d)“Effective Date” - The date first set forth on page 1 of this Lease.

(e)“Expiration Date” - The date which is the last day of the Lease Term; provided that if the Tenant has exercised an Option, the Expiration Date shall be extended through the last day of the latest exercised Option Period.

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(f)“Force Majeure” – An act of God, fire, windstorm, flood, explosion, collapse of structure or other casualty, epidemic, infectious disease, riot, war, terrorism, military power, labor disputes, failure of utility service, court order, inability to obtain materials, adverse weather that is unusual and unanticipated for the period of time, concealed or unknown site conditions not revealed prior to the date of this Lease, or other causes or acts beyond the reasonable control of a party.  The definition of Force Majeure shall not include inadequacy of insurance proceeds, financial inability or the lack of suitable financing.

(g)“Governmental Regulations” - All federal, state, county or municipal laws, ordinances, rules, regulations, directives, orders and/or requirements now in force or which may hereafter be in force with respect to the Premises.

(h)“Hazardous Substances” - Any pollutant, toxic or hazardous waste or substance, petroleum product, oil, asbestos, PCB or other substance regulated, prohibited, restricted or controlled by Governmental Regulations related to the protection of health or the environment or posing a risk to the health and safety of a person.

(i)“HVAC” - Heating, ventilation and air conditioning system.

(j)“Insurance Premiums” - All costs incurred by Landlord for insurance and any deductibles of such insurance pursuant to Article 12 of this Lease.

(k)“Lease” - This agreement and its exhibits.

(l)“Lease Year” - A twelve (12) month period starting on the following date and each anniversary date thereafter: (1) the Rent Commencement Date if such date is the first day of the calendar month; or (2) the first day of the calendar month next following the Rent Commencement Date if such date is not the first day of the calendar month.  The first Lease Year shall include the period from the Rent Commencement Date to the first anniversary date and may be for a period longer than twelve (12) months.

(m)“Operating Costs” – (i) All costs incurred by Landlord for the operation, maintenance, repair and supervision of the Premises, including, but not limited to, all costs incurred in connection with: (1) Landlord’s obligations under Article 8 of this Lease (but specifically not including those items described in Article 8 which cannot be included in Operating Costs); and (2) a management fee equal to three percent (3%) of Rent (“Management Fee”); or

(ii)  If Tenant properly exercises its Self-Management Option in accordance with Section 8.6, the Operating Costs shall be limited to the following, up to and including the Self-Management Termination Date: (1) an administrative fee equal to $1,000.00 per month (“Administrative Fee”); (2) intentionally omitted; (3) the costs and interest for the replacement of Existing Office HVAC Units in accordance with Section 8.3(c); (4) the costs and interest for the replacement of the roof in accordance with Section 8.4(a); (5) the costs and interest for total replacement of all parking and drive lane areas in accordance with Section 8.5(g); and (6) unpaid Operating Costs incurred under 22.1(m)(i) before the Self-Management Effective Date.  If Landlord or Tenant terminate Tenant’s option to Self-Manage the Premises pursuant to Section 8.6, then, upon the Self-Management Termination Date, Operating Costs shall have the meaning in Section 22.1(m)(i).

“Operating Costs” shall not include costs specifically excluded from Operating Costs under this Lease.  In no event shall the term Operating Costs include principal or interest payments on any

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loans secured by mortgages on the Premises or any part thereof; depreciation (other than as set forth above); leasing commissions, advertising expenses, and legal fees for the preparation of leases; costs recovered by Landlord pursuant to insurance policies and eminent domain awards; and any management or administrative fee other than the Management Fee (or the Administrative Fee, during any period of Tenant’s Self-Management).  Operating Costs shall also not include costs or expenses of the limited liability company, partnership or other entity comprising the Landlord not directly related to the Premises such as accounting fees, tax return preparation costs, income taxes and compensation paid to officers, executives or partners of Landlord that are not providing services directly related to the Premises.  Operating Costs shall also not include all items and services for which Tenant is expressly required under this Lease to pay, and does pay, directly to third persons.

(n)“Option(s)” - The right of Tenant to extend the Lease Term for one or more of the Option Periods.

(o)“Real Estate Taxes” - All real estate taxes, special assessments and other governmental charges of any kind with respect to the Premises that are due and payable during the Lease Term.  In the event a special assessment extends beyond the Lease Term, the special assessment may be paid in full by Landlord and amortized over the life of the improvement, which life shall not exceed the greater of ten (10) years or the longest period allowed by applicable law with respect to such assessment.  Only the amortized amount of such special assessment shall be included in the definition of Real Estate Taxes during the Lease Term.  Real Estate Taxes shall not include special assessments for infrastructure or capital improvements related to the initial development of the Premises or surrounding area by Landlord.  Real Estate Taxes shall not include interest or penalties imposed upon Landlord for late payment of Real Estate Taxes due to Landlord, but shall include interest or penalties imposed for late payment of Real Estate Taxes due to Tenant.

(p)“Rent” - Base Rent and Additional Rent.

(q)“Tenant’s Work” – All improvements to be constructed by Tenant for the Premises so as to allow Tenant to operate its business at the Premises.

(r)“Worth” - The Worth shall be computed by applying the primary credit discount rate of the Federal Reserve Bank of Minneapolis or an equivalent rate selected by Landlord if no longer published as of the date of termination to get a present value.

signature pages follow

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IN WITNESS WHEREOF, the parties have made and entered into this Lease as of the Effective Date.

LANDLORD:

WHITEWATER PROPERTIES I, LLC,

a Minnesota limited liability company

By:	/s/ Jerome A. Miller
Print:	Jerome A. Miller
Its:	Chief Manager

TENANT:

ANTARES PHARMA, INC.,

a Delaware corporation

By:	/s/ Fred Powell

Print:	Fred Powell

Its:	Executive Vice President and Chief Financial Officer

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Exhibit A-1 to Lease

Legal Description of the Premises

Lot 3, Block 1, Minnetonka Corporate Center 2nd Addition, Hennepin County, Minnesota.

Torrens Property

A-1-1

Exhibit A-2 to Lease

Depiction of the Premises (outlined area)

A-2-1

Exhibit B to Lease

Tenant’s Work

1.Tenant’s Work.  Tenant, through its contractor, and at its cost, but subject to reimbursement from the Tenant Allowance, shall be responsible for the construction of all improvements to the Premises for the operation of Tenant’s business at the Premises (“Tenant’s Work”).  Tenant anticipates that the Tenant’s Work will be completed in multiple phases, which shall be identified and defined in Tenant’s Plans (each a “Phase”) for each such Phase. Tenant’s Work shall also include, but not be limited to, the following:  (a) all improvements to be constructed by Tenant at the Premises pursuant to Tenant Plans (as defined below) and the obligations set forth in this exhibit and the Lease; (b) all trade fixtures, equipment, furniture, furnishings, decorating (including wall and floor coverings), telephone equipment, electronic, internet and data cabling, or other personal property; (c) all interior and exterior signs and design elements; (d) interior or exterior identification or way finding improvements and signs; (e) lighting, fire and life safety and building management systems and any other improvements within the Premises needed for the operation of Tenant’s business at the Premises; (f) additional or supplemental HVAC units; (g) improvements or modifications located anywhere within the Premises that are needed for compliance with Governmental Regulations as a result of:  (1) Tenant’s Work; or (2) the use of the Premises for the Permitted Use; or (3) any construction or alterations to the Premises made by Tenant; and (h) all modifications needed to the Premises as a result of changes in Governmental Regulations after the Delivery Date in accordance with Section 3.7 of this Lease.

Tenant’s Work shall be undertaken and completed in a good and workmanlike manner and in compliance with the terms of the Lease, this exhibit and all Governmental Regulations.  Tenant shall ensure that all skill and workmanship in Tenant’s Work shall be of uniformly high quality, and in accordance with the good standards of practice.  All improvements for Tenant’s Work shall be a commercial standard comparable to similar buildings in the Minnetonka Corporate Center, which is where the Premises is located.  Prior to commencement of each Phase of Tenant’s Work, Tenant shall also furnish Landlord with a construction schedule that identifies the timing for major components of such Phase of Tenant’s Work and copies of all construction contracts and subcontracts that Tenant receives.  Tenant is authorized to enter the Premises and perform the first phase of Tenant’s Work commencing on the Delivery Date; provided that Tenant may not proceed with any phase of Tenant’s Work until the date that Tenant obtains all approvals of Landlord required under this exhibit, including, but not limited to, the approval by Landlord of Tenant Plans for the first Phase of Tenant’s Work and Tenant’s general contractor.  Upon Tenant’s authorization to enter the Premises and perform Tenant’s Work, Tenant shall proceed with reasonable diligence to complete Tenant’s Work in accordance with Tenant Plans approved by the parties so as to allow Tenant to operate its business. Tenant anticipates that the first Phase of Tenant’s Work will be substantially completed by the Rent Commencement Date.  Tenant shall pay Rent in accordance with the Lease regardless of when Tenant’s Work is substantially completed.

Upon completion of each Phase of Tenant’s Work, Tenant shall notify Landlord that the Phase of Tenant’s Work has been completed and is available for inspection for conformance with the approved Tenant Plans.  Tenant shall provide the following to Landlord upon substantial completion of each Phase of Tenant’s Work:  (i) full and final lien releases from the general contractor and all subcontractors; (ii) a sworn construction statement from the general contractor referencing the total costs incurred for the completion of the current Phase of Tenant’s Work; (iii) to the extent available based on the portion of the Tenant’s Work included in such Phase, a final certificate of occupancy or other similar documentation from the government agency having jurisdiction; and (iv) a written statement from Tenant’s architect or contractor that the current Phase of Tenant’s Work is substantially completed in accordance with Tenant Plans.  All documentation required to be provided to Landlord shall be in a form reasonably acceptable to Landlord.  All improvements defined as Tenant’s Work shall be owned by Tenant until the Expiration Date or sooner termination of this Lease, at which time ownership shall vest in Landlord in accordance with

Section 11 of the Lease, except that Tenant’s trade fixtures, equipment and personal property (including but not limited to Tenant’s racking and sprinkler systems integrated therein, provided that Tenant replace any sprinklers taken or moved so that the Building sprinkler system complies with Governmental Regulations after Tenant vacates the Premises) shall remain the property of Tenant.

2.Tenant Plans.  Tenant shall, at its cost, subject to reimbursement from the Tenant Allowance as provided below, prepare the plans and specifications necessary for the construction of each Phase of Tenant’s Work (“Tenant Plans”).  Tenant Plans for each Phase of Tenant’s Work must be approved by Landlord prior to the commencement of construction of such Phase.  For purposes of clarity, the parties agree and acknowledge that the Tenant Plans for each Phase of Tenant’s Work will be reviewed and approved separately using the process set forth in this Section 2.  Tenant Plans for each Phase delivered to Landlord shall be completed in sufficient detail to be submitted for building permits and sign permits for such Phase and to serve as the detailed construction drawings and specifications for such Phase.  Tenant Plans shall comply with all Governmental Regulations, including, but not limited to, all building codes and the ADA.  As required by Landlord, Tenant shall submit one set of sepia reproducible or one set of blue line prints to Landlord for approval and coordination.  Within five (5) days of Landlord’s request, Tenant will set a date for a meeting with Tenant’s design team, Tenant’s builder and the Landlord to discuss the Tenant Plans for such Phase.  Landlord shall have fifteen (15) days from receipt of each Phase of Tenant Plans within which to review such Tenant Plans.  Landlord shall not unreasonably withhold its approval of Tenant Plans.  Failure by Landlord to approve or disapprove Tenant Plans within the time limits prescribed herein shall constitute approval by Landlord.  In the event Landlord disapproves or requires changes to Tenant Plans for any given Phase of Tenant’s Work, Tenant shall incorporate Landlord’s reasonable comments into such Tenant Plans within fifteen (15) days and resubmit such revised Tenant Plans to Landlord, who shall then have fifteen (15) days to approve or disapprove the revised Tenant Plans.  In the event Landlord does not approve the same, the procedures set forth herein shall be followed until such time as Landlord has approved such revised Tenant Plans.  Notwithstanding anything contained to the contrary herein in the event that in subsequent reviews of the Tenant Plans Landlord requires changes that were not identified on Landlord’s prior review(s), Landlord shall promptly reimburse Tenant for all costs associated with such plan revisions.  In no event shall Tenant be responsible for payment of any kind to Landlord or Landlord’s architect or other agent for costs incurred by Landlord in connection with Landlord’s review of Tenant’s Plans.

Tenant Plans may be approved by Landlord and Tenant by affixing a signature or initials of an authorized officer or employee of both parties to each page of Tenant Plans or, at Tenant’s option, signature on signature page that identifies the revision number and drawing number of each particular drawing.  The signature or initial of an authorized officer or employee shall be deemed conclusive evidence of approval.  Upon approval of Tenant Plans for any given Phase by Landlord, Tenant shall not materially deviate from such Tenant Plans in the performance of Tenant’s Work, except as approved by Landlord in writing.  Landlord’s approval of any Tenant Plans shall not be deemed an acceptance or approval of any item that is in violation of Governmental Regulations or any restrictions affecting the Premises and shall not be a representation of compliance.  Landlord’s approval of any Tenant Plans shall not constitute a representation or warranty by Landlord as to the adequacy or sufficiency of such Tenant Plans or the improvements to which they relate.

3.Government Permits, Licenses and Approvals.  Tenant shall, at its cost, be responsible to obtain and diligently pursue all permits, licenses and approvals for each Phase of Tenant’s Work (including, but not limited to, permits and approvals for finishing of the construction of the interior of the Premises and all sign permits) prior to commencement of each Phase of Tenant’s Work.  Tenant shall submit all applications for such permits and approvals to the proper governmental authority within thirty (30) days after Landlord’s approval of Tenant Plans for each Phase.   Tenant shall post such permits and licenses at the Premises as required by Governmental Regulations and shall promptly provide Landlord with copies of all permits, licenses and approvals.  Upon completion of each Phase of Tenant’s Work, Tenant shall be responsible to obtain the final certificate of occupancy for the Premises and provide an original to Landlord.

4.Tenant’s Representative.  Tenant shall designate a representative knowledgeable in construction matters as Tenant’s representative to coordinate construction and provide any notices or directions to Landlord regarding Tenant Plans and Tenant’s Work.  Tenant shall provide Landlord with the name and contact of the Tenant’s representative prior to commencement of Tenant’s Work.  Tenant’s representative shall have authority to make decisions and commitments on behalf of Tenant with respect to any aspect of or change to Tenant’s Work.  Tenant’s representative shall keep Landlord’s construction representative regularly informed on the progress of Tenant’s Work.

5.Tenant Contractors.  Tenant is responsible for all contracts relating to the construction, completion and payment of Tenant’s Work.  Tenant shall also be responsible for the compliance by Tenant’s general contractors, subcontractors, engineers, material suppliers and vendors (“Tenant Contractors”), and their employees, agents, invitees, vendors and licensees, with the following:  (a) the terms and conditions of this exhibit and all rules and regulations within this exhibit; and (b) intentionally omitted; (c) maintaining insurance covering Landlord as an insured party with such coverages and in such amounts as set forth in this exhibit.  Prior to commencement of Tenant’s Work, Tenant shall also furnish Landlord with a construction schedule that identifies the timing for major components of each Phase of Tenant’s Work and copies of all contracts and subcontracts.  Tenant Contractors must be licensed to do business in the state where the Premises is located.

6.Landlord Inspection and Participation.  During the course of construction of Tenant’s Work, Landlord may, upon not less than twenty-four (24) hours prior notice (or such shorter period as may be agreed to on a case-by-case basis by Tenant) and at reasonable times, but shall have no obligation to, inspect and supervise Tenant’s Work and the materials to be used, so long as such inspection or supervision does not unreasonably delay the progress of Tenant’s Work.  Landlord shall not by reason of any inspection or supervision assume or have any responsibility to Tenant or any entity for either the quality of any Tenant’s Work or any loss, injury or damage suffered by anyone by reason of the quality or performance of any Tenant’s Work.  Landlord shall have no responsibility to any person to report any deficiency which may be revealed by any inspection.  Landlord’s construction representative shall be invited to all meetings related to Tenant’s Work in accordance with Section 12(l).

7.Insurance.  Prior to the commencement of Tenant’s Work, Tenant, at its own cost and expense, shall obtain, or require its contractors to obtain, and thereafter maintain so long as such construction activities are being performed, at least the following minimum insurance coverages:  (a) builder’s risk – completed value form builder’s risk policy providing insurance against direct cause of physical loss, including the cost of debris removal, in the amount of not less than the full insurable replacement cost of Tenant’s Work; (b) commercial general liability insurance in the amount of one million dollars ($1,000,000) combined single limit per occurrence and two million dollars ($2,000,000) in the aggregate, including completed operations coverage; (c) automobile liability insurance in the amount of one million dollars ($1,000,000) combined single limit per accident; (d) umbrella liability insurance in the amount of five million dollars ($5,000,000); (e) workers’ compensation insurance in the statutory amount required; and  (f) employers liability insurance in the amount of one million dollars ($1,000,000) bodily injury per accident and one million dollars ($1,000,000) bodily injury by disease both as a policy limit and per employee.  Landlord shall be an additional insured on the policies of builder’s risk and liability insurance required to be maintained by Tenant.  Prior to the commencement of Tenant’s Work, Tenant shall deliver to Landlord’s representative certificates of all required insurance together with evidence of the payment of premiums.

8.Indemnification and Liens.  Tenant shall defend, indemnify and hold Landlord harmless from all claims, lawsuits, costs, expenses, damages or liabilities (including reasonable attorneys’ fees and costs) arising or resulting from the performance of Tenant’s Work or any construction activities of Tenant at the Premises.  Tenant shall keep the Premises free from any liens arising out of any construction work performed by or on behalf of Tenant, including Tenant’s Work, materials furnished by or on behalf of Tenant or any other obligations incurred by Tenant.  In the event that Landlord reasonably believes that Tenant’s Work is not being paid or will not be paid, upon request by Landlord, Tenant shall stop performance of Tenant’s Work until Landlord is furnished with reasonable evidence that Tenant has made provision to pay the full cost of Tenant’s Work.  Tenant shall defend, indemnify and hold Landlord and the Premises harmless from and against all claims in the nature of mechanics’ liens arising out of either any contracts entered into, or any services, labor or materials rendered, with respect to Tenant’s Work or any construction activities performed at the direction of Tenant or its contractors.  The provisions of this Section shall survive the expiration or termination of this Lease.

9.Tenant Allowance.  The Tenant Allowance shall be used solely as a contribution towards payment of the costs of designing, engineering and constructing Tenant’s Work, including but not limited to architectural and engineering services, demolition work, physical improvements, permanent construction of floors, walls, finishes and enhancements to the electrical services and air handling / HVAC services.  Tenant agrees to pay when due any amounts in excess of the Tenant Allowance as necessary to complete Tenant’s Work or any other leasehold improvements for the operation of Tenant’s business at the Premises.  Any unspent Tenant Allowance not able to be used to pay costs for Tenant’s Work shall belong to Landlord.  The Tenant Allowance shall be requested to be disbursed by Tenant and all requirements for disbursement satisfied within thirty-six (36) months after the Delivery Date of the Lease, or the portion of the Tenant Allowance not disbursed will be forfeited with no further obligation on the part of Landlord to pay the Tenant Allowance or change the Base Rent.

(a)First Tenant Allowance Disbursement: Space Planning.  After the Effective Date, Landlord shall pay up to nine thousand ninety-four and 20/100 dollars ($9,094.20) of the Tenant Allowance to Tenant within thirty (30) days after Landlord receives a draw request from Tenant that includes: (i) the amount requested; and (ii) invoices or other reasonable evidence from Tenant’s architect or other design professionals performing space planning services for Tenant that substantiate the amount requested.

(b)Second Tenant Allowance Disbursement.  On or after September 1, 2019, Landlord shall pay up to seven hundred fifty thousand and no/100 ($750,000.00) of the Tenant Allowance to Tenant within thirty (30) days after the date Landlord receives a draw request from Tenant that includes: (i) the amount requested; (ii) a sworn construction statement or application for payment that lists all contractors and subcontractors and includes the following for each:  amount of contract; amount previously paid; amount being paid by the current draw; balance to complete; and the amount for which lien waivers have been obtained; (iii) invoices for portions of the Tenant’s Work for which payment has been requested; (iv) partial lien waivers for such work from all persons or entities that could file mechanics’ or materialmen’s liens against the Premises with respect to all work performed or services or materials provided through the date of each such invoice (subject only to receipt of the requested amount), and (v) reasonable evidence that all labor or materials included within the Tenant’s Work for which the request is being submitted has been incorporated into the Premises.

(c)Third Tenant Allowance Disbursement.  On or after January 1, 2021, Landlord shall pay up to two hundred twenty-five thousand and no/100 ($225,000.00) of the Tenant Allowance to Tenant within thirty (30) days after the date Landlord receives a draw request from Tenant that includes: (i) the amount requested; (ii) a sworn construction statement or application for payment that lists all contractors and subcontractors and includes the following for each:  amount of contract; amount previously paid; amount being paid by the current draw; balance to complete; and the amount for which lien waivers have been obtained; (iii) invoices for portions of the Tenant’s Work for which payment has been requested; (iv) partial lien waivers for such work from all persons or entities that could file mechanics’ or materialmen’s liens against the Premises with respect to all work performed or services or materials provided through the date of each such invoice (subject only to receipt of the requested amount), and (v) reasonable evidence that all labor or materials included within the Tenant’s Work for which the request is being submitted has been incorporated into the Premises.

(d)Fourth Tenant Allowance Disbursement.  On or after January 1, 2022, Landlord shall pay up to two hundred twenty-five thousand and no/100 ($225,000.00) of the Tenant Allowance to Tenant within thirty (30) days after the date Landlord receives a draw request from Tenant that includes: (i) the amount requested; (ii) a sworn construction statement or application for payment that lists all contractors and subcontractors and includes the following for each:  amount of contract; amount previously paid; amount being paid by the current draw; balance to complete; and the amount for which lien waivers have been obtained; (iii) invoices for portions of the Tenant’s Work for which payment has been requested; (iv) partial lien waivers for such work from all persons or entities that could file mechanics’ or materialmen’s liens against the Premises with respect to all work performed or services or materials provided through the date of each such invoice (subject only to receipt of the requested amount), and (v) reasonable evidence that all labor or materials included within the Tenant’s Work for which the request is being submitted has been incorporated into the Premises.

In addition to the above, upon completion of all Phases Tenant’s Work, Tenant shall provide Landlord with all of the following in a form reasonably acceptable to Landlord:  (a) full and final lien releases from the general contractor and all subcontractors; (b) a sworn construction statement from the general contractor referencing the total costs incurred for the completion of Tenant’s Work; (c) a written statement from Tenant’s architect or contractor that Tenant’s Work is substantially completed in accordance with Tenant Plans; (d) invoices or other evidence from the third parties performing Tenant’s Work that substantiates:  (1) the completion of the Tenant’s Work; and (2) the costs incurred to complete the Tenant’s Work; and (e) a copy of the certificate of occupancy for Tenant’s Work, if available.  Notwithstanding anything to the contrary herein, Landlord shall not be obligated to pay any portion of the Tenant Allowance as long as any Event of Default is continuing hereunder.  If Landlord fails to pay any portion of the Tenant Allowance when due, Tenant may offset any balance due against Rent then due or thereafter accruing under this Lease, provided that Tenant is not in Default under the Lease.

10.Construction Management Fee.  Provided that Tenant uses construction administration services from Tenant’s architecture firm and also hires a third party construction management and service company to manage, inspect and supervise Tenant’s Work, then Landlord shall not charge Tenant a construction management fee for oversight of Tenant’s Work.  However, Landlord may, in its discretion, inspect Tenant’s Work and the costs of any such inspection shall be the responsibility of Landlord.

11.Intentionally omitted.

12.Miscellaneous Requirements.  Tenant shall, at its cost, comply with the following:

(a)

Construction Drawings.  If Tenant obtains “as-built” construction drawings for some or all of Tenant’s Work, Tenant shall provide Landlord with a copy.  If Tenant does not obtain “as-built” construction drawings, then Tenant shall provide Landlord with a copy of the marked-up construction drawings showing the completed Tenant’s Work.

(b)

Operation Manuals.  Upon Landlord’s written request and contemporaneously with Tenant’s vacation of the Premises, Tenant shall provide Landlord with operation and maintenance manuals and copies of warranties for all equipment installed at the Premises that will remain at the Premises when Tenant vacates.

(c)	Intentionally omitted.
(d)	Intentionally omitted.
(e)

Clean-up.  Tenant shall keep the Premises and adjacent areas reasonably free from accumulations of debris caused by Tenant’s construction and its contractors and/or agents.  Tenant shall arrange for services to be provided for the removal of debris and regular clean-up during the period of Tenant’s construction activity.  Landlord may require clean-up if Landlord receives an official notice from a governmental entity and reserves the right to do clean-up at the reasonable expense of Tenant if Landlord’s request for clean-up in this regard is not complied with within the time period required by such official governmental notice.  At the completion of Tenant’s Work, Tenant shall promptly cause the removal all rubbish and all tools, equipment and surplus materials (including paint, wall coverings and carpet) from and about the Premises and shall leave the Premises in the condition required under the Lease.

(f)	Deliveries. Tenant shall be responsible for all deliveries and unloading of all materials pertaining to Tenant’s construction activities.
(g)

Damage. Tenant shall be responsible for any damage caused by Tenant’s construction activities to the Premises or any property of Landlord and shall repaired any such damage, at its cost, to the satisfaction of Landlord.

(h)

Tenant shall impose and enforce all provisions in this Exhibit on any contractor, subcontractor, material supplier, vendor, architect, engineer, designer, workmen or agent performing any of Tenant’s construction activities, and shall be responsible for any violations of these provisions by such persons.

(i)	Tenant shall clean and replace as needed all HVAC filters clogged by dust or other debris from Tenant’s construction activities.
(j)

Tenant’s Work shall not in any way alter or modify the exterior appearance of the Building, except for Tenant’s signage, the generator installed outside, equipment installed on the roof pursuant to the Tenant Plans, and as otherwise set forth in the Tenant Plans, or damage or compromise the structural integrity of the Building unless approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.   Tenant’s Work shall not include any penetration of the roof or roof membrane without the prior written approval and supervision of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

(k)	During the period of Tenant’s construction, Tenant shall provide and pay for the consumption of all utilities to the Premises.

(l)

Landlord shall be invited to all construction meetings that occur between Tenant and the contractor after the Tenant Plans have been approved.  If Landlord’s presence at the meetings unreasonably delays the progress of construction per the approved Tenant Plans, then Landlord may no longer attend the meetings, however, Tenant shall provide Landlord with the minutes from each meeting with the contractor within two (2) day of the meeting.  related to Tenant’s Work.

(m)	Upon completion of Tenant’s Work, Tenant shall notify Landlord that Tenant’s Work has been completed and is available for inspection for conformance with the approved Tenant’s Plans.

Exhibit C to Lease

Premises Furniture, Fixtures and Equipment

1.	Items that can be removed by Landlord:

a.	The roughly 12 desk/office furniture systems located in the private offices of the front office area.

b.	Miscellaneous tables and chairs located in the open office areas, as of 5/15/19.

c.	Cabinetry, countertops, cubicles, furniture, and appliances can be removed from the Development Lab area (#210) that measures roughly 101’ x 41’.

d.	G-15 lift and miscellaneous construction tools and supplies located in the fenced-in warehouse area on 5/15/2019.

e.	The high pressure steam boiler and its associated components.

f.	Roughly 50 linear feet of magnetic whiteboards in the warehouse conference room.

2.	Items specifically noted to remain in the Premises:

a.	1st Floor Breakroom chairs and tables (roughly 10 tables and 20 chairs).

b.	Break room refrigerators (2 refrigerators).

c.	Chairs and tables in the 2nd floor Conference Room (#100) on 5/15/2019 (6 tables & 12 chairs).

d.	Chairs and tables in the 2nd floor Conference Room (#103) on 5/15/2019 (1 tables & 12 chairs), which is the room we met in, on 5/15/2019.

e.	Chairs in the 2nd floor Conference Room (#123) on 5/15/2019 (14 chairs).

f.	Pallet Racking in the warehouse as of 5/15/2019.

g.	Office whiteboards and TV’s that were hanging on the walls on 5/15/2019.

h.	All exterior patio furniture at the Premises on 5/15/2019.

i.	The existing pallet wrapping machine near the dock area (note: landlord provides no warranty).

j.	The PH balancing/water treatment system/equipment and its associated stainless steel tank.

C-1

Exhibit D to Lease

Existing Office HVAC Units

D-1

EXHIBIT E to Lease

Amortization Calculator Example